Rule 424(b)(1)
                            Registration Statement No. 333-37787
                                                       333-37787-01





                              $50,000,000

                              SCE&G TRUST I

                  7.55% Trust Preferred Securities, Series A
             (Liquidation Amount $25 per Trust Preferred Security) fully and unconditionally guaranteed, as described herein, by

                  SOUTH CAROLINA ELECTRIC & GAS COMPANY
                            ------------------
     The 7.55% Trust Preferred Securities, Series A (the "Trust Preferred Securities"), offered hereby represent preferred undivided beneficial interests in the assets of SCE&G Trust I, a statutory business trust created under Delaware law (the "Issuer"). South Carolina Electric & Gas Company, a South Carolina corporation (the "Company"), will be the owner of all of the common undivided beneficial interests in the assets of the Issuer ("Common Securities" and, collectively with the Trust Preferred Securities, the "Trust Securities"). The Issuer exists for the sole purpose of issuing the Trust Securities and investing the proceeds thereof in $50,000,000 aggregate principal amount of 7.55% Junior Subordinated Deferrable Interest Debentures, Series A (the "Junior Subordinated Debentures"), to be issued by the Company. The Junior Subordinated Debentures will mature on September 30, 2027 (the "Stated Maturity"). The Trust Preferred Securities will have a preference under certain circumstances with respect to cash distributions and amounts payable on liquidation, redemption or otherwise over the Common Securities. See "Description of Trust Preferred Securities -- Subordination of Common Securities."

                               (Continued on inside facing page)

The Trust Preferred Securities have been approved for listing on The New York Stock Exchange ("NYSE") under the symbol SAC PrT.

For a discussion of certain factors that should be considered in connection with an investment in the Trust Preferred Securities, see "Risk Factors" on page 7 herein.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                                         Underwriting
                             Price to    Discounts and   Proceeds to the
                             Public(1)   Commission      Issuer (1)(2)(3)

Per Trust Preferred Security  $ 25.00        (2)            $ 25.00
Total                       $50,000,000      (2)          $50,000,000
_________________________

(1)    Plus accrued Distributions, if any, from October 28, 1997.
(2) In view of the fact that the proceeds of the sale of the Trust Preferred Securities will be invested in the Junior Subordinated Debentures, the Company has agreed to pay to the Underwriters, as compensation for their arranging the investment therein of such proceeds, $0.7875 per Trust Preferred Security (or $1,575,000 in the aggregate); provided, however, that compensation for sales of the Trust Preferred Securities to certain institutions will be $0.50 per Trust Preferred Security. See "Underwriting."
(3) Before deduction of expenses payable by the Company estimated at $156,000.

    The Trust Preferred Securities are offered by the several Underwriters when, as and if issued by the Issuer, delivered to and accepted by the Underwriters and subject to their right to reject orders in whole or in part. It is expected that delivery of the Trust Preferred Securities will be made through the facilities of The Depository Trust Company ("DTC") on or about October 28, 1997, against payment in immediately available funds.

CREDIT SUISSE FIRST BOSTON               PAINEWEBBER INCORPORATED

                Prospectus dated October 22, 1997.


     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN
TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE SECURITIES OFFERED HEREBY, INCLUDING OVER-ALLOTMENT,
STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE
"UNDERWRITING."


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

Cover page continued

     Pursuant to the Guarantee, the Company has guaranteed the payment of Distributions (as defined below) and payments on liquidation or redemption of the Trust Preferred Securities, but only in each case to the extent of funds held by the Issuer, as described herein. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. The Company has, through the Guarantee, the Junior Subordinated Debentures, the Trust Agreement and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Trust Preferred Securities. See "Description of Junior Subordinated Debentures," "Description of Trust Preferred Securities," "Description of Guarantee" and "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."

     Holders of the Trust Preferred Securities will be entitled to receive preferred cumulative cash distributions ("Distributions") accumulating from the date of original issue and payable, unless deferred, quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing December 31, 1997, at the annual rate of 7.55% of the Liquidation Amount (as defined herein) of $25 per Trust Preferred Security. Subject to certain exceptions, as described herein, the Company has the right to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each deferral period (each, an "Extension Period"), provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 7.55% per annum, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the requirements set forth herein. If interest payments on the Junior Subordinated Debentures are so deferred, Distributions on the Trust Preferred Securities will also be deferred and the Company will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank on a parity with or junior to the Junior Subordinated Debentures. During an Extension Period, interest on the Junior Subordinated Debentures will (to the extent permitted by law) continue to accrue (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled will accumulate) at the rate of 7.55% per annum, compounded quarterly from the relevant payment date for such interest, and holders of Trust Preferred Securities will be required to accrue interest income for United States federal income tax purposes prior to the receipt of cash related to such interest income. See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments" and " -- Restrictions on Certain Payments" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     The Trust Preferred Securities are subject to mandatory redemption, in whole or in part, upon repayment of the Junior Subordinated Debentures at their Stated Maturity or their earlier redemption. The Junior Subordinated Debentures are redeemable prior to their Stated Maturity at the option of the Company (i) on or after September 30, 2002, in whole at any time or in part from time to time, or (ii) prior to September 30, 2002, in whole (but not in part), at any time within 90 days following the occurrence of a Tax Event (as defined herein), in either case at a redemption price of 100% of the principal amount thereof, plus accrued interest to the redemption date. See "Description of Trust Preferred Securities -- Redemption" and "Description of Junior Subordinated Debentures -- Redemption."

     The Company will have the right at any time to dissolve the Issuer and, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Issuer. See "Description of Trust Preferred Securities -- Dissolution and Liquidation; Distribution Upon Dissolution."

     In the event of the dissolution of the Issuer, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, the holders of the Trust Preferred Securities will be entitled to receive the Liquidation Amount of $25 per Trust Preferred Security plus accumulated and unpaid Distributions thereon to the date of payment, which may be in the form of a distribution of such amount in Junior Subordinated Debentures in exchange therefor, subject to certain exceptions. See "Description of Trust Preferred Securities -- Dissolution and Liquidation; Distribution Upon Dissolution."

     If the Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities upon the liquidation of the Issuer, the Company will use its best efforts to list the Junior Subordinated Debentures on the NYSE or on such other stock exchange, if any, on which the Trust Preferred Securities are then listed or traded.

     The Trust Preferred Securities will be represented by global certificates registered in the name of DTC or its nominee. Beneficial interests in the Trust Preferred Securities will be shown on, and transfers thereof will be effected only through, records maintained by participants in DTC. Except as described herein, Trust Preferred Securities in certificated form will not be issued in exchange for the global certificates. See "Description of Trust Preferred Securities -- Book-Entry Issuance."


4

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                      AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy and information statements and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street NW, Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2551. Copies of such material can also be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street NW, Washington, D.C. 20549, at prescribed rates. The Company's 5% Cumulative Preferred Stock, par value $50 per share, is listed for trading on the NYSE. Reports, proxy and information statements, and other information containing the Company may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, like the Company, that file electronically with the Commission. The address of the Commission Web site is http.//www.sec.gov.

     The Company and the Issuer have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission at the addresses set forth above or through the Commission Web site. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

     No separate financial statements of the Issuer have been included herein. The Company and the Issuer do not consider that such financial statements would be material to holders of the Trust Preferred Securities because the Issuer is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets Junior Subordinated Debentures of the Company. Furthermore, taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee (as such terms are defined herein) provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Trust Preferred Securities. See "The Issuer," "Description of Trust Preferred Securities," "Description of Junior Subordinated Debentures," "Description of Guarantee" and "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee." In addition, the Company does not expect that the Issuer will be filing reports under the Exchange Act with the Commission.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed with the Commission by the Company pursuant to the Exchange Act (File No. 1-3375), are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1996; and

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997.

     All documents filed by the Company pursuant to Section 13, 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities made by this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any and all of the documents referred to above that have been incorporated by reference in this reference to such documents. Written or telephone requests for such copies should be directed to H. John Winn, III, Manager - Investor Relations and Shareholders Services, SCANA Corporation, Columbia, South Carolina 29218, telephone number (803) 748-3240.


                        PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

              South Carolina Electric & Gas Company

     The Company, a wholly-owned subsidiary of SCANA Corporation ("SCANA"), is a regulated utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale, primarily at retail, of natural gas in South Carolina. The Company also renders urban bus service in the metropolitan area of Columbia, South Carolina. The Company's electric service covers over 15,000 square miles and extends into 24 counties in central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 30 counties of the 46 counties in South Carolina. The total population of the Company's combined electric and gas service area is approximately 2.4 million. The Company is a South Carolina corporation organized in 1924.

                         SCE&G Trust I

     The Issuer is a statutory business trust created under Delaware law pursuant to the filing of a certificate of trust with the Delaware Secretary of State on October 8, 1997, and will be governed by the Trust Agreement among the Company, as Depositor, The Bank of New York, as Property Trustee and The Bank of New York (Delaware), as Delaware Trustee, the Administrative Trustees named therein and the holders of the Trust Securities from time to time. The Issuer's business and affairs are conducted by its trustees. The Issuer exists for the exclusive purpose of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto (such as registering the transfer of the Trust Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer, and payments under the Junior Subordinated Debentures will be the sole source of revenue of the Issuer.


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


                           The Offering
Securities Offered      $50,000,000 aggregate Liquidation Amount of
                        7.55% Trust Preferred Securities, Series A
                        (Liquidation Amount $25 per Trust Preferred
                        Security).

Offering Price          $25 per Trust Preferred Security (Liquidation
                        Amount $25), plus accumulated Distributions, if any, from the date of original issuance.

Distribution Dates      March 31, June 30, September 30 and December
                        31 of each year, commencing December 31, 1997, payable to the holder of record as of (so long as the Trust Preferred Securities are held in book-entry form by DTC) the last Business Day before such dates.

Extension Periods       Distributions on Trust Preferred Securities
                        may be deferred for the duration of any
                        Extension Period selected by the Company with respect to the payment of interest on the Junior Subordinated Debentures. No Extension
                        Period will exceed 20 consecutive quarters or extend beyond the Stated Maturity of the Junior Subordinated Debentures. See
                        "Description of Trust Preferred Securities --
                        Distributions," "Description of Junior
                        Subordinated Debentures -- Option to Defer
                        Interest Payments" and " -- Restrictions on
                        Certain Payments" and "Certain Federal Income
                        Tax Consequences --Interest Income and
                        Original Issue Discount."

Ranking Payments on the Trust Preferred Securities will be made pro rata with the Common Securities except as described under "Description of Trust Preferred Securities-- Subordination of Common Securities." The Junior Subordinated Debentures will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt. See "Description of Junior Subordinated Debentures." The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt. See "Description of Guarantee."


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

Redemption              The Trust Preferred Securities are subject to
                        mandatory redemption in whole but not in part at the Stated Maturity upon repayment of the Junior Subordinated Debentures at a redemption price equal to 100% of the Liquidation Amount of such Trust Preferred Securities plus accumulated and unpaid Distributions thereon to the date fixed for redemption. The Junior
                        Subordinated Debentures are subject to
                        redemption at the option of the Company (i) at any time on or after September 30, 2002 and
                        (ii) within 90 days of the occurrence of a Tax
                        Event, in each case at a redemption price equal to the principal amount plus accrued and unpaid interest to the redemption date. See
                        "Description of Preferred Securities--
                        Redemption" and "Description of Junior
                        Subordinated Debentures - Redemption."

                        A "Tax Event" means the receipt by the Issuer of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced proposed change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the date of issuance of the Trust Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Issuer is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures,
                        (ii) interest payable by the Company on the Junior Subordinated Debentures is not, or within 90 days of such opinion, will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes or (iii) the Issuer is, or will be within 90 days of the date of the opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

Junior Subordinated     The Company will have the right at any time to
Debentures              dissolve the Issuer and,  after satisfaction
                        of liabilities to creditors of the Issuer as required by applicable law, cause the Junior
                        Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Issuer. See "Description of Trust Preferred
                        Securities -- Dissolution and Liquidation;
                        Distribution Upon Dissolution."

Ratings The Trust Preferred Securities are expected to be rated "a2" by Moody's Investors Service, Inc. ("Moody's") and "A-" by Standard &
                        Poor's Ratings Services, a Division of The
                        McGraw-Hill Companies, Inc.("Standard &
                        Poor's").  A security rating is not a
                        recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization.


                           RISK FACTORS

     Prospective purchasers of the Trust Preferred Securities should carefully review the information contained elsewhere, or incorporated by reference, in this Prospectus and should particularly consider the following matters. In addition, because holders of Trust Preferred Securities may receive Junior Subordinated Debentures in exchange therefor upon liquidation of the Issuer, prospective purchasers of Trust Preferred Securities are also making an investment decision with regard to the Junior Subordinated Debentures and should carefully review all the information regarding the Junior Subordinated Debentures contained herein.

Ranking of Subordinated Obligations

     The ability of the Issuer to pay amounts due on the Trust Preferred Securities is solely dependent upon the Company making payments on the Junior Subordinated Debentures as and when required. The obligations of the Company under the Guarantee and under the Junior Subordinated Debentures are unsecured and rank subordinate and junior in right of payment to all Senior Debt of the Company. Substantially all of the Company's existing indebtedness constitutes Senior Debt. None of the Indenture, the Guarantee or the Trust Agreement places any limitation on the amount of secured or unsecured debt, including Senior Debt, that may be incurred by the Company or its subsidiaries. See "Description of Junior Subordinated Debentures -- Subordination" and "Description of Guarantee -- Status of the Guarantee."

Option to Defer Interest Payments; Tax Consequences; Market Price
Consequences

     So long as no event of default under the Indenture (a "Debenture Event of Default," as more particularly defined herein) has occurred and is continuing, the Company has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral, Distributions on the Trust Preferred Securities by the Issuer would also be deferred (and the amount of Distributions to which holders of the Trust Preferred Securities are entitled would accumulate additional Distributions thereon at the rate of 7.55% per annum, compounded quarterly from the relevant payment date for such Distributions) during any such Extension Period and the Company will not be permitted, subject to certain exceptions to declare or pay any distributions with respect to the Company's capital stock or debt securities that rank on a parity with or junior to the Junior Subordinated Debentures. Upon the termination of any Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the annual rate of 7.55%, compounded quarterly from the interest payment date for such interest, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period subject to the above requirements and restrictions. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Trust Preferred Securities -- Distributions" and "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments" and "-- Restrictions on Certain Payments."

     Should an Extension Period occur, a holder of Trust Preferred Securities will be required to accrue income (in the form of original issue discount) in respect of its pro rata share of the Junior Subordinated Debentures held by the Issuer for United States federal income tax purposes. As a result, a holder of Trust Preferred Securities will be required to include such income in gross income for United States federal income tax purposes in advance of the receipt of cash attributable to such income, and will not receive the cash related to such income from the Issuer if the holder disposes of the Trust Preferred Securities prior to the record date for the payment of Distributions. See "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount" and "-- Sale or Redemption of Trust Preferred Securities."

     The Company has no current intention of exercising its right to defer payments of interest on the Junior Subordinated Debentures. However, should the Company elect to exercise such right in the future, the market price of the Trust Preferred Securities is likely to be affected. A holder that disposes of its Trust Preferred Securities during an Extension Period, therefore, might not receive the same return on its investment as a holder that continues to hold its Trust Preferred Securities until the end of such Extension Period.


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


Tax Event

     Upon the occurrence and continuation of a Tax Event prior to September 30, 2002, the Company has the right to redeem the Junior Subordinated Debentures in whole (but not in part) within 90 days following the occurrence of such Tax Event and thereby cause a mandatory redemption of the Trust Preferred Securities at a redemption price equal to the Liquidation Amount plus accrued Distributions to but excluding the date fixed for redemption. See "Certain Terms of Trust Preferred Securities -- Redemption" and "Certain Terms of Junior Subordinated Debentures -- Redemption."

Exchange of Trust Preferred Securities for Junior Subordinated
Debentures

     The Company will have the right at any time to dissolve the Issuer and, after satisfaction of liabilities to creditors of the Issuer as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Issuer. See "Description of Trust Preferred Securities -- Liquidation of Issuer and Distribution of Junior Subordinated Debentures to Holders." Under current United States federal income tax law and interpretations, a distribution of the Junior Subordinated Debentures upon liquidation of the Issuer should not be a taxable event to holders of the Trust Preferred Securities. However, if a Tax Event were to occur which would cause the Issuer to be subject to United States federal income tax with respect to income received or accrued on the Junior Subordinated Debentures, a distribution of the Junior Subordinated Debentures by the Issuer could be a taxable event to the Issuer and the holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences -- Distribution of the Junior Subordinated Debentures to Holders of Trust Preferred Securities."

Market Prices

     There can be no assurance as to the market prices for Trust Preferred Securities or Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities upon liquidation of the Issuer. Accordingly, the Trust Preferred Securities that an investor may purchase, whether pursuant to the offer made hereby or in the secondary market, or the Junior Subordinated Debentures that a holder of Trust Preferred Securities may receive on liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby. As a result of the existence of the Company's right to defer interest payments, the market price of the Trust Preferred Securities (which represent preferred undivided beneficial ownership interests in the Issuer) may be more volatile than the market prices of other securities that are not subject to such deferrals. See "Description of Trust Preferred Securities -- Dissolution and Liquidation; Distribution Upon Dissolution" and "Description of Junior Subordinated Debentures -- Distribution of Junior Subordinated Debentures."

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

Rights Under the Guarantee; Direct Action

     Pursuant to the Guarantee, the Company guarantees to the holders of the Trust Preferred Securities the following payments, to the extent not paid by the Issuer: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time and (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer (unless the Junior Subordinated Debentures are distributed to holders of the Trust Preferred Securities), the lesser of (a) the aggregate of the Liquidation Amount and all accumulated and unpaid Distributions to the date of payment (the "Liquidation Distribution"), to the extent that the Issuer has funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of the Trust Preferred Securities.

     The holders of more than 50% of the aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee (as herein defined) in respect of the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person or entity. If the Company were to default on its obligation to pay amounts payable under the Junior Subordinated Debentures, the Issuer would lack funds for the payment of Distributions or amounts payable on redemption of the Trust Preferred Securities or otherwise, and, in such event, holders of the Trust Preferred Securities would not be able to rely upon the Guarantee for payment of such amounts. Instead, if a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, then a holder of Trust Preferred Securities may, pursuant to the Indenture, institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest or premium, if any, on such Junior Subordinated Debentures having a principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities of such holder (a "Direct Action"). In connection with such Direct Action, the Company will have a right of setoff under the Indenture to the extent of any payment made by the Company to such holder of Trust Preferred Securities in the Direct Action. Except as described herein, holders of Trust Preferred Securities will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities" and "-- Debenture Events of Default" and "Description of Guarantee."

Limited Voting Rights

     Holders of Trust Preferred Securities generally will have limited voting rights relating only to the modification of the Trust Preferred Securities and the exercise of the Issuer's and the Guarantee Trustee's rights as holders of the Junior Subordinated Debentures and under the Guarantee, respectively. Either or both of the Delaware Trustee or the Property Trustee, unless a Debenture Event of Default shall have occurred and be continuing, and any of the Property Trustees, may be removed and replaced at any time by the holders of the Common Securities. If a Debenture Event of Default shall have occurred and be continuing, either or both of the Property Trustee or the Delaware Trustee may be removed by act of the holders of more than 50% of the Trust Preferred Securities. In no event will holders of the Trust Preferred Securities have the right to remove or replace the
Administrative   Trustees.  The  Property  Trustee, the   Administrative
Trustees and the Company may amend the Trust Agreement without the consent of holders of Trust Preferred Securities to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust or as other than as an association taxable as a corporation unless such action materially and adversely affects the interests of such holders. See "Description of Trust Preferred Securities -- Resignation and Removal of Issuer Trustees; Appointment of Successors."

                           THE COMPANY

     The Company, a wholly-owned subsidiary of SCANA, is a regulated utility engaged in the generation, transmission, distribution and sale of electricity and in the purchase and sale, primarily at retail, of natural gas in South Carolina. The Company also renders urban bus service in the metropolitan area of Columbia, South Carolina. The Company's electric service area covers over 15,000 square miles and extends into 24 counties in central, southern and southwestern portions of South Carolina. The service area for natural gas encompasses all or part of 30 counties of the 46 counties in South Carolina. The total population of the Company's combined electric and gas service area is approximately 2.4 million. The Company is a South Carolina corporation organized in 1924 and has its principal executive offices at 1426 Main Street, Columbia, South Carolina 29201, telephone number (803) 748-3000.

                           THE ISSUER

     The Issuer is a statutory business trust created under Delaware law on October 8, 1997 pursuant to (i) a trust agreement executed by the Company, as depositor (in such capacity, the "Depositor"), the Delaware Trustee and the Administrative Trustees named therein and (ii) the filing of a certificate of trust with the Delaware Secretary of State. The trust agreement will be amended and restated in its entirety (as so amended and restated, the "Trust Agreement") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Issuer exists for the exclusive purposes of (i) issuing and selling the Trust Securities, (ii) using the proceeds from the sale of the Trust Securities to acquire Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto (such as registering the transfer of the Trust

Securities). Accordingly, the Junior Subordinated Debentures will be the sole assets of the Issuer, and payments under the Junior
Subordinated Debentures will be the sole source of revenue of the Issuer. The Issuer may not borrow money or issue debt or mortgage or pledge any of its assets.

     All of the Common Securities will be owned by the Company.
Payments of Distributions (including Additional Amounts (as defined herein) on, the redemption price of and the Liquidation Distribution in respect of the Trust Securities, as applicable, will be made pro rata among the Common Securities and the Trust Preferred Securities except that upon the occurrence and continuance of an event of default under the Trust Agreement (an "Event of Default," as more particularly defined herein) resulting from a Debenture Event of Default attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, the rights of the Company, as holder of the Common Securities, to payment in respect of Distributions and payments upon liquidation or redemption will be subordinated to the rights of the holders of the Trust Preferred Securities. See "Description of the Trust Preferred Securities -- Subordination of Common Securities." The Company will acquire Common Securities in an aggregate Liquidation Amount equal to not less than 3% of the total capital of the Issuer.

     The Issuer has a term of approximately 55 years, but may dissolve earlier as provided in the Trust Agreement. The Issuer's business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. See "Description of the Trust Preferred Securities -- Dissolution and Liquidation; Distribution Upon Dissolution." The trustees for the Issuer will be The Bank of New York, as Property Trustee (the "Property Trustee"), The Bank of New York (Delaware), as Delaware Trustee (the "Delaware Trustee"), and individual administrative trustees (the "Administrative Trustees") who are employees or officers of or affiliated with the Company (collectively, the "Issuer Trustees"). The Bank of New York, as Property Trustee, will act as sole indenture trustee under the Trust Agreement for purposes of compliance with the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Bank of New York will also act as trustee under the Guarantee and the Indenture (in such capacity under the Guarantee, the "Guarantee Trustee," and in such capacity under the Indenture, the "Debenture Trustee"). The duties and obligations of the Issuer Trustees are governed by the Trust Agreement. The Company will pay all fees and expenses related to the Issuer and the offering of the Trust Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the Issuer.

     It is anticipated that the Issuer will not be subject to the reporting requirements under the Exchange Act.

     The principal executive office of the Issuer is c/o South Carolina Electric & Gas Company, 1426 Main Street, Columbia, South Carolina 29202 and its telephone number is (803) 748-3000.

                     SELECTED FINANCIAL DATA


                                 Six Months Ended June 30,          Year Ended December 31,

                                      1997        1996          1996         1995         1994
                                                       (Thousands of Dollars)
                                                            (Unaudited)

Consolidated Statements of
  Income Data:
  Operating Revenues.............$  626,893  $  664,829    $1,344,597   $1,211,087   $1,181,274
  Operating Income...............   125,922     138,633       285,525      255,854      230,418
  Income Before Interest Charges.   128,928     141,413       289,645      265,407      237,689
  Interest Charges...............    48,845      50,132        99,163       96,222       85,646
  AFC (includes allowance
    for both equity and
    borrowed funds)..............     5,518       5,239         9,408       20,962       14,893
  Net Income.....................    80,083      91,281       190,482      169,185      152,043
Net Utility Plant................ 3,243,293   3,129,484     3,196,897    3,157,657    2,998,132

                                                        As of June 30, 1997
                                            Actual     Percentage    Adjusted   Percentage
                                              (Thousands of Dollars, Except Percentages)
                                                             (Unaudited)
Capitalization:
 Long-Term Debt                            $1,278,659     44.5%     $1,278,659      44.5%
 Cumulative Preferred Stock (not subject
    (to purchase or sinking funds)            126,027      4.4         106,260       3.7
 Cumulative Preferred Stock
    (subject to purchase or sinking funds)     41,033      1.4          11,397        .4
 Company Obligated Preferred Securities
    of Subsidiary Trust Holding Solely
    Junior Subordinated Debentures                -0-      -0-          50,000       1.7
 Common Stock Equity                        1,430,273     49.7       1,430,273      49.7
   Total                                   $2,875,992    100.0%     $2,876,589     100.0%


                              RATIO OF EARNINGS TO FIXED CHARGES


     The following table sets forth the Company's historical ratio of earnings to fixed charges of the Company for each of the periods presented:


     Twelve Months
         Ended
        June 30,                      Years Ended December 31,
         1997         1996         1995         1994         1993         1992
         3.65         3.80         3.41         3.46         3.57         2.73

For purposes of this ratio, earnings represent net income plus taxes and fixed charges.
Fixed charges represent interest charges and the estimated interest portion of annual rentals.


                             USE OF PROCEEDS

     All of the proceeds from the sale of Trust Preferred Securities and the Common Securities will be invested by the Issuer in the Junior Subordinated Debentures. The Company intends that the proceeds from the sale of the Junior Subordinated Debentures will be used to reimburse the Company for amounts deposited to redeem the Company's 7.70% Cumulative Preferred Stock outstanding at October 10, 1997 in the aggregate par amount of $8,100,000, 8.12% Cumulative Preferred Stock outstanding at October 10, 1997 in the aggregate par amount of $11,436,800, 8.40% Cumulative Preferred Stock outstanding at October 10, 1997 in the aggregate par amount of $19,766,800, 8.72% Cumulative Preferred Stock outstanding at October 10, 1997 in the aggregate par amount of $1,599,650 and 9.40% Cumulative Preferred Stock outstanding at October 10, 1997 in the aggregate par amount of $8,500,000, constituting all of the outstanding Preferred Stock of the respective series, at the applicable redemption prices to the redemption date, or for general corporate purposes.

                            ACCOUNTING TREATMENT

     For financial reporting purposes, the Issuer will be treated as a subsidiary of the Company and, accordingly, the accounts of the Issuer will be included in the consolidated financial statements of the Company. The Trust Preferred Securities will be presented as a separate line item in the consolidated balance sheets of the Company entitled "Company Obligated Preferred Securities of Subsidiary Trust Holding Solely Junior Subordinated Debentures." For financial reporting purposes, the Company will record Distributions payable on the Trust Preferred Securities as an expense in the consolidated statements of income.


                    DESCRIPTION OF TRUST PREFERRED SECURITIES

     Pursuant to the Trust Agreement, the Issuer will issue the Trust Preferred Securities and the Common Securities. The Trust Preferred Securities will represent preferred undivided beneficial interests in the assets of the Issuer and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of the Issuer, as well as other benefits as described in the Trust Agreement. This summary of certain provisions of the Trust Preferred Securities and the Trust Agreement, which summarizes the material terms thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act, to which reference is hereby made. Wherever particular defined terms of the Trust Agreement are referred to herein, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

Distributions

     Distributions on the Trust Preferred Securities will be payable at the annual rate of 7.55% of the stated liquidation amount (the "Liquidation Amount") of $25, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each a "Distribution Date"), commencing December 31, 1997. Distributions on the Trust Preferred Securities with respect to a Distribution Date will be payable to the holders of record of the Trust Preferred Securities as they appear on the close of business on the fifteenth day next preceding the relevant Distribution Date; provided that so long as the Trust Preferred Securities are held in book-entry form by DTC Distributions will be payable to the holders of record on the last Business Day preceding such Distribution Date. Distributions will accumulate from the date of original issuance. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in a partial month period. In the event that any date on which Distributions are payable on the Trust Preferred Securities is not a Business Day, then payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any additional Distributions or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. As used herein, "Business Day" means a day other than (i) a Saturday or Sunday, (ii) a day on which banking institutions in the City of New York are authorized or required by law or executive order to remain closed or (iii) a day on which the Property Trustee's corporate trust office or the corporate trust office of the Debenture Trustee is closed for business. Distributions in respect of the Trust Preferred Securities will be made pro rata with the Common Securities of the Issuer except as described under "-- Subordination of Common Securities."

     The sole source of revenue of the Issuer available for distribution to holders of the Trust Preferred Securities will be limited to payments under the Junior Subordinated Debentures. If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the Trust Preferred Securities. The payment of Distributions (if and to the extent the Issuer has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth under "Description of Guarantee."

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture to defer payment of interest on the Junior Subordinated Debentures at any time or from time to time for an Extension Period of not exceeding 20 consecutive quarterly periods, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. As a consequence of any such deferral of interest payments by the Company, Distributions on the Trust Preferred Securities would also be deferred by the Issuer during any such Extension Period, and the Company will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank on a parity with or junior to the Junior Subordinated Debentures. See "Description of Trust Preferred Securities --

Restrictions on Certain Payments." Distributions to which holders of the Trust Preferred Securities are entitled would accumulate additional Distributions thereon at the rate per annum of 7.55% thereof, compounded quarterly from the relevant payment date for such Distributions to but excluding the date of payment. The term "Distributions" as used herein shall include any such additional Distributions. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid (together with interest thereon at the rate of 7.55% per annum, compounded quarterly, to the extent permitted by applicable law), the Company may elect to begin a new Extension Period. There is no limitation on the number of times that the Company may elect to begin an Extension Period. See "Description of Junior Subordinated Debentures -- Option to Defer Interest Payments" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount." Within five Business Days after the receipt of notice of the Company's exercise of its right to defer the payment of interest on the Junior Subordinated Debentures pursuant to the Indenture, the Administrative Trustees shall transmit, in the manner and to the extent provided in the Trust Agreement, notice of such exercise to the holders of the Trust Preferred Securities, unless such exercise shall have been revoked.

     The Company has no current intention of exercising its right to defer payments of interest by extending the interest payment period on the Junior Subordinated Debentures.

Redemption

     While the Securities are outstanding, upon the repayment or redemption, in whole or in part, of the Junior Subordinated Debentures, whether at Stated Maturity or upon earlier redemption as provided in the Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, at a redemption price, with respect to the Trust Preferred Securities equal to the aggregate Liquidation Amount of such Trust Preferred Securities plus accumulated and unpaid Distributions thereon to the date of redemption (the "Redemption Date"). If less than all of the Junior Subordinated Debentures are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption, including any premium paid by the Company, shall be allocated to the redemption pro rata of the Trust Preferred Securities and Common Securities based upon the relative Liquidation Amounts of such Trust Securities except as described under "-- Subordination of Common Securities." Redemptions of the Trust Preferred Securities shall be made and the redemption price shall be payable on each Redemption Date only to the extent that the Issuer has funds on hand available for the payment of the redemption price.

     The Company has the right to redeem the Junior Subordinated Debentures
(i) on or after September 30, 2002, in whole at any time or in part from time to time or (ii) prior to September 30, 2002, in whole (but not in part), within 90 days following the occurrence of a Tax Event. A redemption of the Junior Subordinated Debentures would cause a mandatory redemption of the Trust Securities. See "Description of Junior Subordinated Debentures -- Redemption."

     In the event a Tax Event has occurred and is continuing and the Company does not elect to redeem the Junior Subordinated Debentures and thereby cause a mandatory redemption of Trust Preferred Securities or to dissolve the Issuer and cause the Junior Subordinated Debentures to be distributed to holders of the Trust Securities in exchange therefor upon liquidation of the Issuer as described above, such Trust Securities will remain outstanding and Additional Sums (as defined below) may be payable on the Junior Subordinated Debentures.

     "Additional Sums" means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Issuer on the outstanding Trust Securities shall not be reduced as a result of any additional taxes, duties and other governmental charges to which the Issuer has become subject as a result of a Tax Event.

     "Like Amount" means (i) with respect to a redemption of Trust Securities, Trust Securities having a Liquidation Amount equal to the principal amount of Junior Subordinated Debentures to be contemporaneously redeemed, the proceeds of which will be used to pay the redemption price of such Trust Securities, (ii) with respect to a distribution of Junior Subordinated Debentures to holders of any series of Trust Securities in connection with a dissolution or liquidation of the Issuer, Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities in respect of which such distribution is made and (iii) with respect to any distribution of Additional Amounts (as defined herein), Junior Subordinated Debentures having a principal amount equal to the Liquidation Amount of the Trust Securities in respect of which such distribution is made.

     Notice of redemption of Trust Preferred Securities not held in book-entry form shall be given not less than 30 nor more than 60 days notice prior to the Redemption Date. If the Property Trustee gives a notice of redemption in respect of Trust Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will, with respect to Trust Preferred Securities held in book-entry form, deposit irrevocably with the Depositary funds sufficient to pay the redemption price and will give the Depositary irrevocable instructions and authority to pay the redemption price to the holders of such Trust Preferred Securities. See "-- Book-Entry Issuance." If such Trust Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for the Trust Preferred Securities funds sufficient to pay the redemption price and will give such paying agent irrevocable instructions and authority to pay the redemption price to the holders thereof upon surrender of their certificates evidencing such Trust Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Trust Preferred Securities called for redemption shall be payable to the holders of such Trust Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Trust Preferred Securities so called for redemption will cease, except the right of the holders of such Trust Preferred Securities to receive the redemption price, but without interest on such redemption price, and such Trust Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Trust Preferred Securities is not a Business Day, then payment of the redemption price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day, in each case, with the same force and effect as if made on such date. In the event that payment of the redemption price in respect of Trust Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Issuer or by the Company pursuant to the Guarantee as described under "Description of Guarantee," Distributions on such Trust Preferred Securities will continue to accumulate at the then applicable rate from the Redemption Date originally established by the Issuer for such Trust Preferred Securities to the date such redemption price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the redemption price.

     If less than all of the Trust Preferred Securities and Common Securities subject to redemption are to be redeemed on a Redemption Date, then with respect to Trust Preferred Securities not held in book-entry form, the particular Trust Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Trust Preferred Securities not
previously   called   for   redemption.  With   respect  to  Trust  Preferred
Securities held in book-entry form, the Trust Preferred Securities to be redeemed shall be selected as described under "-- Book-Entry Issuance." The Property Trustee shall promptly notify the securities registrar in writing of the Trust Preferred Securities selected for redemption and, in the case of any Trust Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of the Trust Agreement, unless the context otherwise requires, the provisions relating to the redemption of Trust Preferred Securities shall relate, in the case of any Trust Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Trust Preferred Securities which has been or is to be redeemed.

Book-Entry Issuance

     DTC will initially act as securities depositary for all of the Trust Preferred Securities. The Trust Preferred Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC's nominee). One or more fully-registered Trust Preferred Security certificate will be issued for the Trust Preferred Securities, representing in the aggregate the total number of Trust Preferred Securities, and will be deposited with DTC.

     DTC is a limited purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (the "Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants (the "Direct Participants") include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     Purchases of Trust Preferred Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Trust Preferred Securities on DTC's records. The ownership interest of each actual purchaser of each Trust Preferred Security (the "Beneficial Owner") is in turn to be recorded on the Direct Participant and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct Participant or Indirect Participants through which the Beneficial Owners purchased Trust Preferred Securities. Transfers of ownership interests in the Trust Preferred Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Trust Preferred Securities, except in the event that use of the book-entry system for the Trust Preferred Securities is discontinued.

     To facilitate subsequent transfers, all Trust Preferred Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Trust Preferred Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Trust Preferred Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Trust Preferred Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

     Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     Redemption notices will be sent to Cede & Co. as the registered holder of the Trust Preferred Securities. If less than all of the Trust Preferred Securities are being redeemed, DTC's current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

     Neither DTC nor Cede & Co. will itself consent or vote with respect to Trust Preferred Securities. Under its usual procedures, DTC would mail an omnibus proxy (the "Omnibus Proxy") to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts such Trust Preferred Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

     Redemption proceeds and distributions on the Trust Preferred Securities held in book entry only form will be made to Cede & Co., as nominee of DTC. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and correspondence detail information from the Issuer or the paying agent for the Trust Preferred Securities on the relevant payment date in accordance with their respective holdings shown on DTC's records has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the paying agent for the Trust Preferred Securities, the Issuer or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and Distributions to DTC is the responsibility of the Issuer or the paying agent for the Trust Preferred Securities, disbursement of such payments to Direct Participants is the responsibility of DTC and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

     DTC may discontinue providing its services as securities depositary with respect to any of the Trust Preferred Securities at any time by giving reasonable notice to the Issuer or the paying agent for the Trust Preferred Securities. Under such circumstances, in the event that a successor securities depositary is not obtained, definitive Trust Preferred Security certificates representing such Trust Preferred Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Debenture Event of Default, any holder of a Trust Preferred Security may request his Trust Preferred Security in certificated form. In any such event, definitive certificates for such Trust Preferred Securities will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that the Issuer and the Company believe to be accurate, but the Issuer and the Company assume no responsibility for the accuracy thereof. The Issuer and the Company have no responsibility for the performance by DTC or the Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

Registrar and Transfer Agent

     The Property Trustee will initially act as registrar and transfer agent for the Trust Preferred Securities. Registration of transfers of Trust Preferred Securities not held in book-entry form will be effected, subject to such reasonable regulations as the Property Trustee may prescribe, without charge by or on behalf of the Issuer, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The registrar and transfer agent shall not be required (i) to issue, register the transfer of or exchange any Trust Preferred Security not held in book-entry form during a period beginning at the opening of business 15 days before the day of selection for redemption of such Trust Preferred Securities and ending at the close of business on the day of mailing of the notice of redemption or (ii) to register the transfer of or exchange any Trust Preferred Security so selected for redemption in whole or in part, except, in the case of any such Trust Preferred Security to be redeemed in part, any portion thereof not to be redeemed. So long as the Trust Preferred

Securities are held in book-entry form by DTC, registrations and transfers of Trust Preferred Securities will be made as set forth under "-- Book-Entry Issuance."

Subordination of Common Securities

     Payment of Distributions (including any Additional Amounts) on, and the redemption price of, and the Liquidation Distributions in respect of the Trust Securities, as applicable, shall be made subject to allocation provisions relating to the proceeds of partial redemptions of Junior Subordinated Debentures described under the first paragraph under "-- Redemption," pro rata based on the Liquidation Amount of such Trust Securities; provided, however, that if on any Distribution Date, Redemption Date or Liquidation Date a Debenture Event of Default attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, shall have occurred and be continuing, no payment of any Distribution on, or redemption price of, or Liquidation Distribution in respect of, any Common Security, and no other payment on account of the redemption, liquidation or other acquisition of Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions (including any Additional Amounts) on all of the outstanding Trust Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the redemption price the full amount of such redemption price on all of the outstanding Trust Preferred Securities then called for redemption, or in the case of payment of the Liquidation Distribution the full amount of such Liquidation Distribution on all outstanding Trust Preferred Securities, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions (including any Additional Amounts) on, or redemption price of, the Trust Preferred Securities then due and payable.

     In the case of any Event of Default resulting from a Debenture Event of Default, the Company as holder of the Common Securities will have no right to act with respect to any such Event of Default under the Trust Agreement until the effect of all such Events of Default with respect to such Trust Preferred Securities have been cured, waived or otherwise eliminated. Until all such Events of Default with respect to the Trust Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Trust Preferred Securities and not on behalf of the Company as holder of the Common Securities, and only the holders of such Trust Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Dissolution and Liquidation; Distribution Upon Dissolution

     Pursuant to the Trust Agreement, the Issuer shall automatically dissolve upon the expiration of its term and shall dissolve on the first to occur of:
(i) certain events of bankruptcy, dissolution or liquidation of the Company;
(ii) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Company, as holder of the Common Securities, has given written direction to the Property Trustee to dissolve the Issuer; (iii) redemption of all of the outstanding Trust Preferred Securities in connection with a redemption of all of the Junior Subordinated Debentures; and (iv) the entry of an order for the dissolution of the Issuer by a court of competent jurisdiction.

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

     Except as set forth in the following paragraph if an early dissolution occurs as the result of an event described in clause (i), (ii) or (iv) above, or upon the expiration of the term of the Issuer, the Issuer shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, to the holders of such Trust Securities in exchange therefor a Like Amount of the Junior Subordinated Debentures. Notice of liquidation shall be given by the Property Trustee not less than 30 nor more than 60 days prior to the liquidation to each holder of Trust Securities (which, with respect to Trust Preferred Securities in book-entry form, will be DTC) at such holder's address as it appears in its register.

     Notwithstanding the preceding paragraph, if the distribution of Junior Subordinated Debentures is determined by the Property Trustee not to be practical, the holders of the Trust Securities will be entitled to receive out of the assets of the Issuer available for distribution to holders, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, an amount equal to the Liquidation Distribution in respect thereof. If such Liquidation Distribution can be paid only in part because the Issuer has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Issuer on the Trust Securities shall be paid on a pro rata basis (based upon Liquidation Amounts) except as provided under "-- Subordination of Common Securities."

     In order to effect the distribution of the Junior Subordinated Debentures to the Holders of Trust Securities, the Property Trustee, either itself acting as exchange agent or through the appointment of a separate exchange agent, shall establish a record date for such distribution (which shall be not more than 30 days prior to the liquidation date) and, establish such procedures as it shall deem appropriate to effect the distribution of Debentures in exchange for the outstanding Trust Securities. After the liquidation date, (i) the Trust Securities will no longer be deemed to be outstanding under the Trust Agreement, (ii) certificates representing a Like Amount of Junior Subordinated Debentures will be issued to holders of Trust Securities upon surrender of such Trust Securities to the exchange agent for exchange, (iii) the Company shall use its best efforts to have the Junior Subordinated Debentures listed on the national stock exchange, the Nasdaq National Market or on such other exchange, interdealer quotation system or self-regulatory organization as the Trust Preferred Securities are then listed, (iv) any Trust Securities not so surrendered for exchange will be deemed to represent a Like Amount of Junior Subordinated Debentures bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are so surrendered (and until such certificates are so surrendered, no payments of interest or principal will be made to holders of Trust Securities with respect to such Junior Subordinated Debentures) and (v) all rights of holders holding Trust Securities will cease, except the right of such holders to receive Junior Subordinated Debentures upon surrender of Trust Securities. See "Description of Junior Subordinated Debentures -- Distribution of Junior Subordinated Debentures."

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


     Under current United States federal income tax law, a distribution of Junior Subordinated Debentures in exchange for Trust Preferred Securities should not be a taxable event to holders of the Trust Preferred Securities. Should there be a change in law, a change in legal interpretation, a Tax Event or other circumstances, however, the distribution of the Junior Subordinated Debentures could be a taxable event to holders of the Trust Preferred Securities. See "Certain Federal Income Tax Consequences -- Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities." If the Company elects neither to redeem the Junior Subordinated Debentures prior to their Stated Maturity nor to dissolve the Issuer and distribute the Junior Subordinated Debentures to holders of the Trust Preferred Securities in exchange therefor, the Trust Preferred Securities will remain outstanding until the Stated Maturity of the Junior Subordinated Debentures.

     There can be no assurance as to the market prices for the Trust Preferred Securities or the Junior Subordinated Debentures that may be distributed in exchange for Trust Preferred Securities if a dissolution and liquidation of the Issuer were to occur. Accordingly, the Trust Preferred Securities that an investor may purchase, or the Junior Subordinated Debentures that the investor may receive on dissolution and liquidation of the Issuer, may trade at a discount to the price that the investor paid to purchase the Trust Preferred Securities offered hereby.

Events of Default; Notice; Right to Direct Remedies

     Any one of the following events constitutes an "Event of Default" under the Trust Agreement (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):
             (i) the occurrence of a Debenture Event of Default (see "Description of Junior Subordinated Debentures -- Debenture Events of
      Default"); or

            (ii) default by the Issuer in the payment of any Distribution when it becomes due and payable and continuation of such default for a period of 30 days; or

           (iii) default by the Issuer in the payment of any redemption price of any Trust Security when it becomes due and payable; or

            (iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in the Trust Agreement (other than those specified in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustees and the Company, as Depositor, by the holders of at least 25% in aggregate Liquidation Amount of the outstanding Trust Preferred Securities, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Trust Agreement; or

             (v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 90 days thereof.

     Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit in the manner specified in the Trust Agreement notice of such Event of Default to the holders of the Trust Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Property Trustee shall not be deemed to have knowledge of any Event of Default unless the Property Trustee shall have received written notice or a responsible officer of the Property Trustee charged with the administration of the Trust Agreement shall have obtained actual knowledge of such Event of Default.

     For so long as any Trust Preferred Securities remain outstanding, if, upon a Debenture Event of Default, the Debenture Trustee fails or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated Debentures fail to declare the principal of all of the Junior Subordinated Debentures to be immediately due and payable, the holders of at least 25% in Liquidation Amount of the Trust Preferred Securities then outstanding shall have the right to make such declaration by a notice in writing to the Company and the Debenture Trustee.

     At any time after a declaration of acceleration with respect to the Junior Subordinated Debentures has been made and before a judgment or decree for payment of the money due has been obtained by the Debenture Trustee as in the Indenture provided, if the Property Trustee fails to annul any such declaration and waive such default, the holders of more than 50% of the aggregate Liquidation Amount of the Trust Preferred Securities, by written notice to the Property Trustee, the Company,as Depositor, and the Debenture Trustee, may rescind and annul such declaration and its consequences if (i) the Company, as Depositor, has paid or deposited with the Debenture Trustee a sum sufficient to pay (a) all overdue installments of interest on all of the Junior Subordinated Debentures, (b) any accrued Additional Interest on all of the Junior Subordinated Debentures, (c) the principal of (and premium, if any, on) any Junior Subordinated Debentures that have become due otherwise than by such declaration of acceleration and interest and Additional Interest thereon at the rate borne by the Junior Subordinated Debentures and (d) all sums paid or advanced by the Debenture Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Debenture Trustee and the Property Trustee, their agents and counsel; and
(ii) all Events of Default with respect to the Junior Subordinated Debentures, other than the non-payment of the principal of the Junior Subordinated Debentures that has become due solely by such acceleration, have been cured or waived as provided in the Indenture.

     The Holders of more than 50% of the aggregate Liquidation Amount of the Trust Preferred Securities may, on behalf of the holders of all the Trust Preferred Securities, waive any past default under the Indenture as to the Junior Subordinated Debentures, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee) or a default in respect of a covenant or provision that under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture. No such rescission shall affect any subsequent default or impair any right consequent thereon.

     For so long as any Trust Preferred Securities remain outstanding, to the fullest extent permitted by law and subject to the terms of the Trust Agreement and the Indenture, upon a Debenture Event of Default attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the date on which such payment is due and payable, any holder of Trust Preferred Securities shall have the right to institute a Direct Action under the Indenture against the Company. Except as set forth in this paragraph and the previous three paragraphs, the holders of Trust Preferred Securities shall have no right to exercise directly any right or remedy available to the holders of, or in respect of, the Junior Subordinated Debentures.

     Subject to the limitations described in the previous four paragraphs, the holders of more than 50% of the Liquidation Amount of the Trust Preferred Securities may, on behalf of the holders of all the Trust Preferred Securities, waive any past default or Event of Default and its consequences. Upon such waiver, any such default or Event of Default shall cease to exist and any default or Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Trust Agreement, but no such waiver shall extend to any subsequent or other default or Event of Default or impair any right consequent thereon.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, the Property Trustee shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or execute any trust or power conferred on the Property Trustee with respect to such Junior Subordinated Debentures, (ii) waive any past default that is waivable under the Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debentures shall be due and payable or (iv) consent to any amendment, modification or termination of the Indenture or such Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of more than 50% of the aggregate Liquidation Amount of all outstanding Trust Preferred Securities; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the Trust Preferred Securities. The Property Trustee shall not revoke any action previously authorized or approved by a vote of the holders of the Trust Preferred Securities except by subsequent vote of the holders of the Trust Preferred Securities. The Property Trustee shall notify each holder of Trust Preferred Securities of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of the holders of the Trust Preferred Securities, prior to taking any of the foregoing actions, the Property Trustee shall obtain an opinion of counsel experienced in such matters to the effect that the Issuer will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action and such action would not cause the Issuer to be classified as other than a grantor trust for United States federal income tax purposes.

Mergers, Consolidations, Amalgamations or Replacements of the Issuer

     The Issuer may not merge with or into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other person, except as described below or as described in "Dissolution and Liquidation;
Distribution Upon Dissolution." The Issuer may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Trust Preferred Securities, merge with or into, consolidate, amalgamate or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any state provided that (i) such successor entity either (a) expressly assumes all of the obligations of the Issuer with respect to the Trust Preferred Securities or (b) substitutes for the Trust Preferred Securities other securities having substantially the same terms as the Trust Preferred Securities (the "Successor Securities") so long as the Successor Securities rank the same as the Trust Preferred Securities in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Junior Subordinated Debentures, (iii) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Trust Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization which assigns ratings to the Trust Preferred Securities, (iv) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other self-regulatory organization on which the Trust Preferred Securities are then listed, if any, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose substantially identical to that of the Issuer, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Issuer experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Trust Preferred Securities (including any Successor Securities) in any material respect and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Issuer nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and (viii) the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee (the "Successor Guarantees") or any permitted successor or assignee guarantees the obligations of the Company or such successor entity under the Successor Guarantees at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Issuer shall not, except with the consent of holders of all of the Trust Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Issuer or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes.

Resignation and Removal of Issuer Trustees; Appointment of Successors

     No resignation or removal of any Issuer Trustee (the "Relevant Trustee") and no appointment of a successor Issuer Trustee pursuant to the Trust Agreement shall become effective until the acceptance of appointment by the successor Issuer Trustee in accordance with the applicable requirements of the Trust Agreement.

     Subject to the immediately preceding paragraph, the Relevant Trustee may resign at any time by giving written notice thereof to the Holders. If an instrument of acceptance by the successor Trustee shall not have been delivered to the Relevant Trustee within 30 days after the giving of such notice of resignation, the Relevant Trustee may petition, at the expense of the Trust, any court of competent jurisdiction for the appointment of a successor Relevant Trustee.

     Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by act of the holders of the Common Securities. If a Debenture Event of Default shall have occurred and be continuing, the Property Trustee or the Delaware Trustee, or both of them, may be removed at such time by act of the holders of more than 50% of the Liquidation Amount of the Trust Preferred Securities. An Administrative Trustee may be removed by the holders of Common Securities at any time. In no event will the Holders of the Trust Preferred Securities have a right to vote to appoint, remove or replace the Administrative Trustees.

Co-trustees and Separate Property Trustee

     Unless an Event of Default shall have occurred and be continuing, at any time or from time to time, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property (as defined below) may at the time be located, the Company, as Depositor, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of the Trust Property, or to the extent required by law, act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the Trust Agreement. In case a Debenture Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

     "Trust Property" means (i) the Junior Subordinated Debentures, (ii) any cash on deposit in, or owing to the payment account created under the Trust Agreement and (iii) all proceeds and rights in respect of the foregoing and any other property or assets held by the Property Trustee pursuant to the trusts of the Trust Agreement.


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


Merger or Consolidation of Issuer Trustees

     Any person into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under the Trust Agreement, provided such person shall be otherwise qualified and eligible.

Responsibilities of the Property Trustee

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Trust Agreement at the request of any holder of Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby; provided that, such right to indemnity shall in no event relieve the Property Trustee upon the occurrence of an Event of Default of its obligation to exercise the rights and powers vested in it by the Trust Agreement. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the Trust Agreement or is unsure of the application of any provision of the Trust Agreement, and the matter is not one on which holders of Trust Preferred Securities are entitled under the Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, gross negligence or willful misconduct.

Amendment of Trust Agreement

     The Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Trust Preferred Securities, (i) to cure any ambiguity, correct or supplement any provisions in the Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Trust Agreement, which shall not be inconsistent with the other provisions of the Trust Agreement or (ii) to modify, eliminate or add to any provisions of the Trust Agreement to such extent as shall be necessary to ensure that the Issuer will be classified for United States federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any Trust Securities are outstanding or to ensure that the Issuer will not be required to register as an"investment company" under the Investment Company Act; provided, however, that in the case of either clause (i) or clause (ii), such action shall not adversely affect in any material respect the interests of any holder of Trust Preferred Securities, and any such amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. The Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders more than 50% of the aggregate Liquidation Amount of the outstanding Trust Securities and
(ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not cause the Issuer to be taxable as a corporation or affect the Issuer's status as a grantor trust for United States federal income tax purposes or the Issuer's exemption from status as an "investment company" under the Investment Company Act; provided that without the consent of each holder of Trust Securities, the Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     Any required approval of holders of Trust Preferred Securities may be given at a meeting of holders of Trust Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Trust Preferred Securities are entitled to vote to be given to each holder of record of Trust Preferred Securities in the manner set forth in the Trust Agreement.

     No vote or consent of the holders of Trust Preferred Securities will be required for the Issuer to redeem and cancel the Trust Preferred Securities in accordance with the Trust Agreement.

Governing Law

     The Trust Agreement will be governed by and construed in accordance with the laws of the State of Delaware.

Miscellaneous

     The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Trust Agreement.

     The Property Trustee and the Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Issuer in such a way that no Issuer will be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation or as other than a grantor trust for United States federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, each Administrative Trustee, the Property Trustee and the holders of more than 50% of the aggregate Liquidation Amount of the Common Securities are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Issuer or the Trust Agreement, that the Administrative Trustees, the Property Trustee or the holders of more than 50% of the aggregate Liquidation Amount of the Common Securities determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Preferred Securities.

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


     The Property Trustee will initially serve as paying agent under the Trust Agreement with respect to the Trust Preferred Securities. Any paying agent with respect to the Trust Preferred Securities shall be permitted to resign as paying agent upon 30 days written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the paying agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as paying agent.

     Holders of the Trust Preferred Securities have no preemptive or similar rights.

               DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

     The Junior Subordinated Debentures are to be issued under a Junior Subordinated Indenture, as supplemented from time to time (as so supplemented, the "Indenture"), between the Company and The Bank of New York, as trustee (the "Debenture Trustee"). This summary of certain terms and provisions of the Junior Subordinated Debentures and the Indenture, which summarizes the material provisions thereof, does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act, to each of which reference is hereby made. Whenever particular defined terms of the Indenture are referred to herein, such defined terms are incorporated herein or therein by reference.

     The Indenture permits the issuance from time to time of debt securities thereunder in addition to the Junior Subordinated Debentures ("Additional Junior Subordination Debt Securities," which, together with the Junior Subordinated Debentures, will be referred to herein as the "Junior Subordinated Debt Securities"), and the Junior Subordinated Debentures will rank on a parity with such Additional Junior Subordinated Debt Securities, all of which will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Debt of the Company. The Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, including Senior Debt, whether under the Indenture, any other existing indenture or any other indenture that the Company may enter into in the future or otherwise. See " -- Subordination." The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

     Concurrently with the issuance of the Trust Preferred Securities, the Issuer will invest the proceeds thereof, together with the consideration paid by the Company for the Common Securities, in the Junior Subordinated Debentures. The Junior Subordinated Debentures will be issued in an aggregate principal amount equal to the aggregate Liquidation Amount of the Trust Preferred Securities plus the aggregate Liquidation Amount of the Common Securities. The Junior Subordinated Debentures will mature on September 30, 2027 and will bear interest at the annual rate of 7.55% of the principal amount thereof, payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year (each, an "Interest Payment Date"), commencing December 31, 1997, to the person in whose name each Junior Subordinated Debenture is registered, subject to certain exceptions, at the close of business on the date that is 15 days preceding such Interest Payment Date. It is anticipated that, until the liquidation, if any, of the Issuer, the Junior Subordinated Debentures will be held in the name of the Property Trustee in trust for the benefit of the Issuer and the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. Accrued interest that is not paid on the applicable Interest Payment Date will bear additional interest on the amount thereof (to the extent permitted by law) at the rate per annum of 7.55% thereof, compounded quarterly from the relevant Interest Payment Date. The term "interest" as used herein shall include quarterly interest payments, interest on quarterly interest payments not paid on the applicable Interest Payment Date and Additional Sums, as applicable.

Redemption

     The Junior Subordinated Debentures are redeemable prior to Stated Maturity at the option of the Company (i) on or after September 30, 2002, in whole at any time or in part from time to time or (ii) prior to September 30, 2002, in whole (but not in part) within 90 days following the occurrence of a Tax Event. The Junior Subordinated Debentures will not be subject to any sinking or purchase fund.

     Junior Subordinated Debentures in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. The redemption price for any Junior Subordinated Debenture so redeemed shall equal any accrued and unpaid interest (including Additional Interest) thereon to the redemption date, plus 100% of the principal amount thereof.

     Notice of any redemption will be mailed at least 45 days but not more than 75 days before the redemption date to each holder of Junior Subordinated Debentures to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest shall cease to accrue on such Junior Subordinated Debentures or portions thereof called for redemption.

Denominations, Registration and Transfer

     The Junior Subordinated Debentures will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Junior Subordinated Debentures not held in book-entry form will be exchangeable for other Junior Subordinated Debentures of any authorized denominations, of a like aggregate principal amount, of the same original issue date and Stated Maturity and bearing the same interest rate.


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


     Junior Subordinated Debentures not held in book-entry form may be presented for exchange as provided above and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed) at the office of the securities registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Junior Subordinated Debentures without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. The Company will appoint the Debenture Trustee as securities registrar and transfer agent under the Indenture. The Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debentures.

     In the event of any redemption, neither the Company nor the Debenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debentures during the period beginning at the opening of business 15 days before the day of selection for redemption of the Junior Subordinated Debentures and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debentures so selected for redemption, except, in the case of any Junior Subordinated Debentures being redeemed in part, any portion thereof not to be redeemed.

Option to Defer Interest Payments

     So long as no Debenture Event of Default has occurred and is continuing, the Company has the right under the Indenture at any time or from time to time during the term of the Junior Subordinated Debentures to defer payment of interest on the Junior Subordinated Debentures for a period not exceeding 20 consecutive quarterly periods with respect to each Extension Period, provided that no Extension Period may extend beyond the Stated Maturity of the Junior Subordinated Debentures. At the end of such Extension Period, the Company must pay all interest then accrued and unpaid on the Junior Subordinated Debentures (together with interest on such unpaid interest at the annual rate of 7.55%, compounded quarterly from the relevant Interest Payment Date, to the extent permitted by applicable law ("Additional Interest")). During an Extension Period, interest will continue to accrue and holders of Junior Subordinated Debentures (or holders of Trust Preferred Securities while the Trust Preferred Securities are outstanding) will be required to accrue interest income for United States federal income tax purposes. See "-- Restrictions on Certain Payments" and "Certain Federal Income Tax Consequences -- Interest Income and Original Issue Discount."

     During any such Extension Period, the Company will not be permitted, subject to certain exceptions, to declare or pay any cash distributions with respect to the Company's capital stock or debt securities that rank on a parity with or junior to the Junior Subordinated Debentures as described under "-- Restrictions on Certain Payments." Prior to the termination of any such Extension Period, the Company may further defer the payment of interest on the Junior Subordinated Debentures, provided that no Extension Period may exceed 20 consecutive quarterly periods or extend beyond the Stated Maturity of the Junior Subordinated Debentures or end on a date other than an Interest Payment Date. Upon the termination of any such Extension Period and the payment of all interest then accrued and unpaid and any Additional Interest then due on the Interest Payment Date, the Company may elect to begin a new Extension Period subject to the above conditions. No interest or Additional Interest shall be due and payable during an Extension Period, except at the end thereof.

     The Company must give the holders of the Junior Subordinated Debentures and the Debenture Trustee notice of its election to begin such Extension Period at least one Business Day prior to the next succeeding Interest Payment Date, or with respect to the Junior Subordinated Debentures while held by the Property Trustee, at least one Business Day prior to the earlier of (i) the next succeeding date on which Distributions on the Trust Preferred Securities would be payable but for such deferral and (ii) the date on which the Property Trustee is required to give notice to any securities exchange or other applicable self-regulatory organization or to holders of the Trust Preferred Securities of the applicable record date or the date such Distribution is payable. The Debenture Trustee shall give notice of the Company's election to begin a new Extension Period to the holders of the Junior Subordinated Debentures. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

Additional Sums

     If the Issuer is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as Additional Sums on the Junior Subordinated Debentures such amounts as shall be required so that the Distributions payable by the Issuer shall not be reduced as a result of any such additional taxes, duties or other governmental charges.

Restrictions on Certain Payments

     The Company will covenant as to the Junior Subordinated Debentures that it will not (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company's capital stock or (ii) make any payment of principal of or interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debentures) that rank pari passu in all respects with or junior in interest to the Junior Subordinated Debentures (other than (a) repurchases, redemptions or other acquisitions of shares of capital stock of the Company in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of one or more employees, officers, directors or consultants, in connection with a dividend reinvestment or stockholder stock purchase plan or in connection with the issuance of capital stock of the Company (or securities convertible into or exercisable for such capital stock) as consideration in an acquisition transaction entered into prior to the applicable Extension Period, (b) as a result of an exchange or conversion of any class or series of the Company's capital stock (or any capital stock of a subsidiary of the Company) for any class or series of the Company's capital stock, or of any class or series of the Company's indebtedness for any class or series of the Company's capital stock, (c) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, (d) any declaration of a dividend in connection with any Rights


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

Plan (as defined below) or the issuance of rights, stock or other property under any Rights Plan, or the redemption or repurchase of rights pursuant thereto or (e) any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks pari passu with or junior to such stock), if at such time (i) there shall have occurred any event of which the Company has actual knowledge that with the giving of notice or the lapse of time, or both, would constitute an Event of Default with respect to the Junior Subordinated Debentures of such series and in respect of which the Company shall not have taken reasonable steps to cure, (ii) if such Junior Subordinated Debentures are held by the Issuer, the Company shall be in default with respect to its payment of any obligations under the Guarantee or
(iii) the Company shall have given notice of its election to begin an Extension Period as provided in the Indenture with respect to the Junior Subordinated Debentures and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

     "Rights Plan" means a plan of the Company providing for the issuance to all holders of its common stock of rights entitling the holders thereof to subscribe for or purchase shares of any class or series of capital stock of the Company which rights (i) are deemed to be transferred with such shares of common stock and (ii) are also issued in respect of future issuances of such common stock, in each case until the occurrences of a specified event or events.

Subordination

     The Junior Subordinated Debt Securities will be subordinate in right of payment, to the extent set forth in the Indenture, to all Senior Debt of the Company. Substantially all of the existing indebtedness of the Company constitutes Senior Debt. If the Company defaults in the payment of any principal, premium, if any, or interest, if any, or any other amount payable on any Senior Debt when the same becomes due and payable, whether at maturity or at a date fixed for redemption or by declaration of acceleration or otherwise, then, unless and until such default has been cured or waived or has ceased to exist or all Senior Debt of the Company has been paid, no direct or indirect payment (in cash, property, securities, by setoff or otherwise) may be made or agreed to be made on the Junior Subordinated Debt Securities or in respect of any redemption, repayment, retirement, purchase or other acquisition of any of the Junior Subordinated Debt Securities.

     "Senior Indebtedness" means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, other than any obligation as to which, in the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, it is provided that such obligation is not Senior Indebtedness. "Senior Subordinated Indebtedness" means any obligation of the Company to its creditors, whether now outstanding or subsequently incurred, where the instrument creating or evidencing the obligation or pursuant to which the obligation is outstanding, provides that it is subordinate and junior in right of payment to Senior Indebtedness. Senior Subordinated Indebtedness also includes any subordinated debt securities issued in the future by the Company with substantially similar subordination terms, but does not include the Junior Subordinated Debt Securities of any series or any junior subordinated debt securities issued in the future with subordination terms substantially similar to those of the Junior Subordinated Debt Securities. Senior Indebtedness does not include Senior Subordinated Indebtedness or the Junior Subordinated Debt Securities.

     "Senior Debt" means (i) Senior Indebtedness of the Company (but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business) and (ii) the Allocable Amounts of Senior Subordinated Indebtedness of the Company.

     "Allocable Amounts," when used with respect to any Senior Subordinated Indebtedness of the Company means the amounts necessary to pay all principal of (and premium, if any) and interest, if any, on such Senior Subordinated Indebtedness in full less, if applicable, any portion of such amounts which would have been paid to and retained by the holders of such Senior Subordinated Indebtedness (whether as a result of the receipt of payments by the holders of such Senior Subordinated Indebtedness from the Company or any other obligor thereon or from any holders of, or trustee in respect of, other indebtedness that is subordinate and junior in right of payment to such
Senior  Subordinated   Indebtedness   pursuant   to  any  provision  of  such
indebtedness for the payment over of amounts received on account of such indebtedness to the holders of such Senior Subordinated Indebtedness) but for the fact that such Senior Subordinated Indebtedness is subordinate or junior in right of payment to trade accounts payable or accrued liabilities arising in the ordinary course of business.

     In the event of (i) any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to the Company, its creditors or its property, (ii) any proceeding for the liquidation, dissolution or other winding up of the Company, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings, (iii) any assignment by the Company for the benefit of creditors or (iv) any other marshalling of the assets of the Company, all Senior Debt (including any interest thereon accruing after the commencement of any such proceedings) of the Company shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made on account of the Junior Subordinated Debt Securities. In such event, any payment or distribution on account of the Junior Subordinated Debt Securities, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Junior Subordinated Debt Securities to the payment of all Senior Debt of the Company at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment), that would otherwise (but for the subordination provisions) be payable or deliverable in respect of the Junior Subordinated Debt Securities of any series will be paid or delivered directly to the holders of Senior Debt of the Company in accordance with the priorities then existing among such holders until all Senior Debt of the Company (including any interest thereon accruing after the commencement of any such proceedings) has been paid in full.



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


     In the event of any such proceeding, after payment in full of all sums owing with respect to Senior Debt of the Company, the holders of Junior Subordinated Debt Securities, together with the holders of any obligations of the Company ranking on a parity with the Junior Subordinated Debt Securities (which for this purpose only shall include the Allocable Amounts of Senior Subordinated Indebtedness), will be entitled to be paid from the remaining assets of the Company the amounts at the time due and owing on the Junior Subordinated Debt Securities and such other obligations before any payment or other distribution, whether in cash, property or otherwise, will be made on account of any capital stock or obligations of the Company ranking junior to the Junior Subordinated Debt Securities and such other obligations. If any payment or distribution by the Company on account of any character or any security, whether in cash, securities or other property (other than securities of the Company or any other corporation provided for by a plan of reorganization or readjustment the payment of which is subordinate, at least to the extent provided in these subordination provisions with respect to the indebtedness evidenced by the Junior Subordinated Debt Securities to the payment of all Senior Debt of the Company at the time outstanding and to any securities issued in respect thereof under any such plan of reorganization or readjustment) shall be received by the Debenture Trustee or any holder of any Junior Subordinated Debt Security in contravention of any of the terms of the Indenture and before all the Senior Debt of the Company has been paid in full, such payment or distribution or security will be received in trust for the benefit of, and must be paid over or delivered and transferred to, the holders of the Senior Debt of the Company at the time outstanding in accordance with the priorities then existing among such holders for application to the payment of all Senior Debt of the Company remaining unpaid to the extent necessary to pay all such Senior Debt of the Company in full. By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Debt of the Company may receive more, ratably, and holders of the Junior Subordinated Debt Securities may receive less, ratably, than the other creditors of the Company. Such subordination will not prevent the occurrence of any Debenture Event of Default.

Distribution of Junior Subordinated Debentures

     As described under "Description of Trust Preferred Securities -- Termination and Liquidation; Distribution Upon Termination," under certain circumstances involving the termination of the Issuer, Junior Subordinated Debentures may be distributed to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Issuer after satisfaction of liabilities to creditors of the Issuer as provided by applicable law. If distributed to holders of Trust Preferred Securities, the Junior Subordinated Debentures will initially be issued in the form of one or more global securities and DTC, or any successor depositary for the Trust Preferred Securities, will act as depositary for the Junior Subordinated Debentures. It is anticipated that the depositary arrangements for the Junior Subordinated Debentures would be substantially identical to those in effect for the Trust Preferred Securities. See "Description of Trust Preferred Securities -- Book-Entry Issuance." If Junior Subordinated Debentures are distributed to the holders of Trust Preferred Securities in exchange therefor upon liquidation of the Issuer, the Company will use its best efforts to include the Junior Subordinated Debentures for trading on such stock exchanges or automated quotation system, if any, on which the


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


Trust Preferred Securities are then listed or quoted. There can be no assurance as to the market price of any Junior Subordinated Debentures that may be distributed to the holders of Trust Preferred Securities.

Debenture Events of Default

     The Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debt Securities that has occurred and is continuing constitutes a "Debenture Event of Default" with respect to such series of Junior Subordinated Debt Securities:

             (i) default in the payment of any interest upon any Junior Subordinated Debt Security of that series, including any Additional Interest in respect thereof, when it becomes due and payable, and continuance of such default for a period of 30 days (subject to the deferral of any due date in the case of an Extension Period); or

            (ii) default in the payment of the principal of (or premium, if any, on) any Junior Subordinated Debt Security of that series at its maturity; or

           (iii) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Junior Subordinated Debt Securities of that series or in the Indenture for a period of 90 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been give to the Company by the Trustee by registered or certified mail or to the Company and the Debenture Trustee by the holders of at least 25% in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of that series; or

            (iv) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization of the Company under the Title 11 of the United States Code or any successor statute, as amended (the "Bankruptcy Code") or any other similar applicable federal or state law, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or the entry of a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of the Company or of its property, or for the winding-up or liquidation of its affairs, which decree or order shall have continued undischarged and unstayed for a period of 60 days; or

             (v) the commencement by the Company of voluntary proceedings to be adjudicated a bankrupt, or consent by the Company to the filing of a bankruptcy proceeding against it, or the filing by the Company of a petition or answer or consent seeking reorganization under the Bankruptcy Code or any other similar federal or state law, or consent by the Company to the filing of any such petition, or the consent by the Company to the appointment of a receiver or liquidator or trustee or assignee in bankruptcy or insolvency of it or of its property, or the making by the Company of an assignment for the benefit of creditors, or the admission by the Company in writing of its inability to pay its debts generally as they become due; or

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


            (vi) any other event of default provided with respect to Junior Subordinated Debt Securities of that series.

     If a Debenture Event of Default (other than a Debenture Event of Default specified in clauses (iv) or (v) of the immediately preceding paragraph) with respect to Junior Subordinated Debt Securities of any series at the time outstanding occurs and is continuing, then and in every such case the Trustee or the holders of not less than 25% in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of that series may declare the principal amount (or, such portion of the principal amount as may be specified in the terms of that series) of all the Junior Subordinated Debt Securities of that series to be due and payable immediately, by a notice in writing to the Company (and to the Trustee if given by holders), provided that, in the case of the Junior Subordinated Debt Securities of a series issued to a business trust, if, upon a Debenture Event of Default, the Debenture Trustee or the holders of not less than 25% in principal amount of the outstanding Junior Subordinated Debt Securities of such series fail to declare the principal of all the outstanding Junior Subordinated Debt Securities of such series to be immediately due and payable, the holders of at least 25% in aggregate liquidation amount of the related series of preferred beneficial interests issued by such Business Trust then outstanding shall have the right to make such declaration by a notice in writing to the Company and the Trustee; and upon any such declaration such principal amount (or specified portion thereof) of and the accrued interest (including any Additional Interest) on all the Junior Subordinated Debt Securities of such series shall become immediately due and payable. If a Debenture Event of Default specified in clauses (iv) or (v) of the immediately preceding paragraph with respect to Junior Subordinated Debt Securities of any series at the time outstanding occurs, the principal amount of all the Junior Subordinated Debt Securities of such series (or such portion of the principal amount of such Junior Subordinated Debt Securities as may be specified by the terms of that series) shall automatically, and without any declaration or other action on the part of the Debenture Trustee or any holder, become immediately due and payable.

     At any time after such a declaration of acceleration with respect to Junior Subordinated Debt Securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the Debenture Trustee as in the Indenture provided, the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of that series, by written notice to the Company and the Debenture Trustee, may rescind and annul such declaration and its consequences if (i) the Company has paid or deposited with the Debenture Trustee a sum sufficient to pay (a) all overdue installments of interest on all Junior Subordinated Debt Securities of such series, (b) any accrued Additional Interest on all Junior Subordinated Debt Securities of such series, (c) the principal of (and premium, if any, on) any Junior Subordinated Debt Securities of such series that have become due otherwise than by such declaration of acceleration and interest and Additional Interest thereon at the rate borne by the Junior Subordinated Debt Securities and (d) all sums paid or advanced by the Debenture Trustee under the Indenture and the reasonable compensation, expenses, disbursements and advances of the Debenture Trustee, its agents and counsel and (ii) all Debenture Events of Default with respect to Junior Subordinated Debt Securities of that series, other than the non-payment of the principal of Junior Subordinated Debt Securities of that series that has become due solely by such acceleration, have been cured or waived as provided in the Indenture.

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

     In the case of Junior Subordinated Debt Securities of a series initially issued to a business trust if the holders of such Junior Subordinated Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the related series of preferred beneficial interests issued by such business trust then outstanding shall also have the right to rescind and annul such declaration and its consequences by written notice to the Company and the Debenture Trustee, subject to the satisfaction of the conditions set forth in clauses (i) and
(ii) above of the immediately preceding paragraph.

     No such rescission shall affect any subsequent default or impair any right consequent thereon.

     Within 90 days after actual knowledge by a responsible officer of the Debenture Trustee of the occurrence of any default under the Indenture with respect to the Junior Subordinated Debt Securities of any series, the Debenture Trustee shall transmit by mail to all holders of Junior Subordinated Debt Securities of such series, as their names and addresses appear in the register, notice of such default, unless such default shall have been cured or waived; provided, however, that, except in the case of a default in the payment of the principal of (or premium, if any) or interest (including any Additional Interest) on any Junior Subordinated Debt Security of such series, the Debenture Trustee shall be protected in withholding such notice if and so long as the board of directors, the executive committee or a trust committee of directors and/or responsible officers of the Debenture Trustee in good faith determines that the withholding of such notice is in the interests of the holders of Junior Subordinated Debt Securities of such series; and provided, further, that, in the case of any covenant default, no such notice to holders of Junior Subordinated Debt Securities of such series shall be given until at least 30 days after the occurrence thereof. For the purpose of this paragraph, the term "default" means any event that is, or after notice or lapse of time or both would become, a Debenture Event of Default with respect to Junior Subordinated Debt Securities of such series. Enforcement of Certain Rights by Holders of Trust Preferred Securities

     If a Debenture Event of Default with respect to the Junior Subordinated Debentures has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the date such interest or principal is due and payable, a holder of Trust Preferred Securities may institute a Direct Action against the Company under the Indenture. The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Trust Preferred Securities outstanding. If the right to bring a Direct Action is removed, the Issuer may become subject to the reporting obligations under the Exchange Act. The Company shall have the right under the Indenture to setoff any payment made to such holder of Trust Preferred Securities by the Company in connection with a Direct Action.

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     The holders of the Trust Preferred Securities will not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debentures unless there shall have been an Event of Default under the Trust Agreement. See "Description of Trust Preferred Securities -- Events of Default; Notice; Right to Direct Remedies."

Consolidation, Merger, Sale of Assets and Other Transactions

     The Indenture provides that the Company shall not consolidate with or merge into any other Person (as defined below) or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or territory thereof or the District of Columbia and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debt Securities issued under the Indenture, (ii) immediately after giving effect thereto, no Debenture Event of Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing and (iii) certain other conditions as prescribed by the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

     "Person," as used herein, means a legal person, including any individual, corporation, estate, partnership, joint venture, trust, unincorporated association, or government or any agency or political subdivision thereof or any other entity of whatever nature.

Resignation and Removal of Debenture Trustee; Appointment of a Successor
     The Debenture Trustee may resign at any time with respect to the Junior Subordinated Debentures by giving written notice thereof to the Company. If an instrument of acceptance by a successor Debenture Trustee shall not have been delivered to the Debenture Trustee within 30 days after the giving of such notice of resignation, the resigning Debenture Trustee may petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee with respect to the Junior Subordinated Debentures.

     The Debenture Trustee may be removed at any time with respect to the Junior Subordinated Debentures of the holders of a majority in aggregate principal amount of the Junior Subordinated Debentures delivered to the Debenture Trustee and to the Company. In addition, if at any time (i) the Debenture Trustee shall fail to comply with certain provisions of the Indenture relating to conflicts of interest under the Trust Indenture Act after written request therefor by the Company or by any holder who has been a bona fide holder of a Junior Subordinated Debenture for at least six months, (ii) the Debenture Trustee shall cease to meet the eligibility


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


requirements under the Indenture and shall fail to resign after written request therefor by the Company or by any such holder or (iii) the Debenture Trust shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Debenture Trustee or of its property shall be appointed or any public officer shall take charge or control of the Debenture Trustee or of its property or affairs for the purpose of rehabilitation, conversation or liquidation, then, in any such case, (A) the Company may remove the Debenture Trustee with respect to the Junior Subordinated Debt Securities of all series issued under the Indenture or (B) subject to the provisions of the Indenture requiring the holder to undertake to pay certain related costs, any holder who has been a bona fide holder of a Junior Subordinated Debenture for at least six months may, on behalf of such holder and all others similarly situated, petition any court of competent jurisdiction for the removal of the Debenture Trustee with respect to the Junior Subordinated Debt Securities of all series issued under the Indenture and the appointment of a successor Debenture Trustee.

     If the Debenture Trustee shall resign, be removed or become incapable of acting, of if a vacancy shall occur in the office of Debenture Trustee for any cause with respect to the Junior Subordinated Debt Securities of one or more series, the Company shall promptly appoint a successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of that or those series. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of any series shall be appointed by the holders of a majority in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of such series delivered to the Company and the retiring Debenture Trustee, the successor Debenture Trustee so appointed shall, forthwith upon its acceptance of such appointment, become the successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of such series and supersede the successor Debenture Trustee appointed by the Company. If no successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of any series shall have been so appointed by the Company or the holders and accepted appointment in the manner as in the Indenture provided, any holder who has been a bona fide holder of a Junior Subordinated Debt Security of such series for at least six months may, subject to the provisions of the Indenture requiring the holder to undertake to pay certain related costs, on behalf of such holder and all other similarly situated, petition any court of competent jurisdiction for the appointment of a successor Debenture Trustee with respect to the Junior Subordinated Debt Securities of such series.

Merger or Consolidation of Debenture Trustee

     Any corporation into which the Debenture Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Debenture Trustee shall be a party, or any corporation succeeding to all or substantially all of the corporate trust business of the Debenture Trustee, shall be the successor of the Debenture Trustee under the Indenture, provided such corporation shall be otherwise qualified and eligible under the Indenture, without the execution or filing of any paper or any further act on the part of any of the parties to the Indenture.


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


Modification of Indenture

     From time to time the Company and the Debenture Trustee may, without the consent of the holders of the Junior Subordinated Debt Securities, amend, waive or supplement the Indenture for specified purposes, including, (i) to evidence the succession of another person to the Company and the assumption by the successor of the covenants of the Company contained in the Indenture and the Junior Subordinated Debt Securities; (ii) to convey, transfer, assign, mortgage or pledge any property to or with the Debenture Trustee or surrender any right or power of the Company contained in the Indenture; (iii) to provide for the issuance of and establish the form of any Junior Subordinated Debt Securities; (iv) to add to the covenants of the Company (which may be only for the benefit of a single series of Junior Subordinated Debt Securities); (v) to add additional Debenture Events of Default (which may be only for its benefit of a single series of Junior Subordinated Debt Securities); (vi) to cure any ambiguity, to correct or supplement any provision of the Indenture, or to make provisions with respect to questions arising under the Indenture provided that such action does not materially affect the intent of the holders of any series of Junior Subordinated Debt Securities or, in the case of any Junior Subordinated Debt Securities held by a business trust, the holders of the preferred beneficial interests in such business trust; (vii) to evidence or provide for the acceptance of appointment of a successor Debenture Trustee or to provide for the administration of the trusts created under the Indenture by more than one trustee; or (viii) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

     The Indenture contains additional provisions permitting the Company and the Debenture Trustee, with the consent of the holders of not less than a majority in aggregate principal amount of each outstanding series of Junior Subordinated Debt Securities affected, to modify the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of modifying in any manner the rights of the holders of the Junior Subordinated Debt Securities of such series; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Security so affected:

             (i) change the Stated Maturity of the principal of, or any installment of interest (including any Additional Interest) on, any Junior Subordinated Debt Security, or reduce the principal amount thereof or the rate of interest thereon or any premium payable upon the redemption thereof, or change the place of payment where, or the coin or currency in which, any Junior Subordinated Debt Security or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the stated maturity thereof (or, in the case of redemption, on or after the redemption date);

            (ii) reduce the percentage in aggregate principal amount of the outstanding Junior Subordinated Debt Securities of any series, the consent of whose holders is required for any such supplemental indenture, or the consent of whose holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults hereunder and their consequences) provided for in the Indenture; or


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

           (iii) modify any of the provisions of the Indenture described in this paragraph or certain other provisions of the Indenture relating to waivers subject to the approval of a requisite principal amount of Junior Subordinated Debt Securities, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the holder of each Junior Subordinated Debt Security affected thereby;

provided, that, in the case of the Junior Subordinated Debt Securities of a series issued to a business trust, so long as any of the corresponding series of preferred beneficial interests issued by such business trust remains outstanding, (a) no such amendment shall be made that adversely affects the holders of such preferred beneficial interests in any material respect, and no termination of the Indenture shall occur, and no waiver of any Debenture Event of Default or compliance with any covenant under the Indenture shall be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation amount of such preferred beneficial interests then outstanding unless and until the principal of (and premium, if any, on) the Junior Subordinated Debt Securities of such series and all accrued and unpaid interest (including any Additional Interest) thereon have been paid in full and (b) no amendment shall be made to the provisions of the Indenture that would impair the rights of the holders of preferred beneficial interests issued by a business trust to institute a Direct Action without the prior consent of the holders of each such preferred beneficial interest then outstanding unless and until the principal of (and premium, if any, on) the Junior Subordinated Debt Securities of such series and all accrued and (subject to the provisions of the Indenture permitting the deferral of interest) unpaid interest (including any Additional Interest) thereon have been paid in full.

     A supplemental indenture that changes or eliminates any covenant or other provision of the Indenture that has expressly been included solely for the benefit of one or more particular series of Junior Subordinated Debt Securities or any corresponding series of preferred beneficial interests of a business trust that holds the Junior Subordinated Debt Securities of any series, or that modifies the rights of the holders of Junior Subordinated Debt Securities of such series or holders of such preferred beneficial interests of such corresponding series with respect to such covenant or other provision, shall be deemed not to affect the rights under the Indenture of the holders of Junior Subordinated Debt Securities of any other series or holders or preferred beneficial interests of the corresponding series.

Satisfaction and Discharge

     The Indenture provides that when, among other things, all Junior Subordinated Debt Securities not previously delivered to the Debenture Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their Stated Maturity within one year or (iii) are to be called for redemption within one year under arrangements satisfactory to the Debenture Trustee for the giving of notice of redemption thereof, and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debt Securities not previously delivered to the Debenture Trustee for cancellation, for the principal (and premium, if any) and interest (including


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

any Additional Interest) to the date of the deposit or to the stated maturity or redemption date, as the case may be, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein) and the Company will be deemed to have satisfied and discharged the Indenture.

Responsibilities of the Debenture Trustee

     The Debenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Continued Ownership of Common Securities

     The Company will covenant, as to the Junior Subordinated Debentures, (i) to maintain directly or indirectly 100% ownership of the Common Securities provided that certain successors are permitted pursuant to the Indenture to succeed to the Company's ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate the Issuer, except (a) in connection with a distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange therefor upon liquidation of the Issuer or (b) in connection with certain mergers, consolidations or amalgamations permitted by the Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the Trust Agreement, to cause the Issuer to be classified as a grantor trust and not as an association taxable as a corporation for United States federal income tax purposes.

Governing Law

     The Indenture and the Junior Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

     The Company is required to file annually with the Debenture Trustee a certificate as to whether or not the Company is in compliance with all of the covenants and conditions applicable to it under the Indenture.


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

                        DESCRIPTION OF GUARANTEE

     The Guarantee will be executed and delivered for the benefit of the holders from time to time of the Trust Preferred Securities by the Company, concurrently with the issuance of Trust Preferred Securities. This summary of certain provisions of the Guarantee, which summarizes the material terms thereof, does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the Guarantee, including the definitions therein of certain terms, and the Trust Indenture Act, to each of which reference is hereby made. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the Trust Preferred Securities.

General

     The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Trust Preferred Securities (without duplication of amounts theretofore paid by or on behalf of the Issuer), as and when due, regardless of any defense, right of setoff or counterclaim that the Issuer may have or assert other than the defense of payment. The following payments with respect to the Trust Preferred Securities, to the extent not paid by or on behalf of the Issuer (the "Guarantee Payments"), will be subject to the
Guarantee: (i) any accumulated and unpaid Distributions required to be paid on the Trust Preferred Securities, to the extent that the Issuer has funds on hand available therefor at such time, (ii) the redemption price with respect to any Trust Preferred Securities called for redemption, to the extent that the Issuer has funds on hand available therefor at such time or (iii) upon a voluntary or involuntary dissolution, winding-up or liquidation of the Issuer, unless the Junior Subordinated Debentures are distributed to holders of such Trust Preferred Securities in exchange therefor, the lesser of (a) the Liquidation Distribution to the extent that the Issuer shall have funds on hand available therefor at such time and (b) the amount of assets of the Issuer remaining available for distribution to holders of Trust Preferred Securities after satisfaction of liabilities to creditors of the Issuer as required by applicable law.

     The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Trust Preferred Securities or by causing the Issuer to pay such amounts to such holders.

     The Company has, through the Guarantee, the Trust Agreement, the Junior Subordinated Debentures and the Indenture, taken together, fully, irrevocably and unconditionally guaranteed all of the Issuer's obligations under the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Trust Preferred Securities. See "Relationship Among the Trust Preferred Securities, the Junior Subordinated Debentures and the Guarantee."


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


Status of the Guarantee

     The Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness of the Company in the same manner as Junior Subordinated Debentures.

     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the Trust Preferred Securities. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Issuer or upon distribution to the holders of the Trust Preferred Securities of the Junior Subordinated Debentures. The Guarantee places no limitation on the amount of additional Senior Debt that may be incurred by the Company.
The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

Amendments and Assignment

     Except with respect to any changes which do not materially adversely affect the rights of holders of the related Trust Preferred Securities (in which case no vote will be required), the Guarantee may not be amended without the prior approval (given in the manner set forth in the Trust Agreement) of the holders of not less than more than 50% of the aggregate Liquidation Amount of the outstanding Trust Preferred Securities. All guarantees and agreements contained in the Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the Trust Preferred Securities then outstanding.

Events of Default; Control of Remedies

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment obligations thereunder or to perform any non-payment obligations if such non-payment default remains unremedied for 30 days.

     The holders of more than 50% of the aggregate Liquidation Amount of the Trust Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect to the Guarantee or to direct the exercise of any trust power conferred upon the Guarantee Trustee under the Guarantee. Any holder of the Trust Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Issuer, the Guarantee Trustee or any other person.

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



Termination of the Guarantee

     The Guarantee will terminate and be of no further force and effect upon
(i) full payment of the redemption price of the outstanding Trust Preferred Securities, (ii) upon full payment of the amounts payable upon liquidation of the Issuer or (iii) upon distribution of Junior Subordinated Debentures to the holders of the Trust Preferred Securities in exchange therefor. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of Trust Preferred Securities must restore payment of any sums paid under the Trust Preferred Securities or the Guarantee.

Responsibilities of the Guarantee Trustee

     The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of the Guarantee, undertakes to perform only such duties as are specifically set forth in the Guarantee and, after default with respect to the Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of any Trust Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby; provided, however, that such right to indemnity shall in no event relieve the Guarantee Trustee, upon the occurrence of an event of default under the Guarantee, of its obligation to exercise the rights and powers vested in it by the Guarantee Agreement.

Governing Law
     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

Miscellaneous

     The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

 RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE JUNIOR SUBORDINATED
                         DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

     Payments of Distributions and other amounts due on the Trust Preferred Securities (to the extent the Issuer has funds available for the payment of such Distributions) are pursuant to the Guarantee irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the Junior Subordinated Debentures, the Indenture, the Trust Agreement and the Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the Trust Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Issuer's obligations under the Trust Preferred Securities. If and to the extent that the Company does not make payments on any series of Junior Subordinated Debentures, the Issuer will not pay Distributions or other amounts due on the Trust Preferred Securities. The Guarantee does not cover payment of Distributions when the Issuer does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of Trust Preferred Securities is to institute a Direct Action against the Company. The obligations of the Company under the Guarantee and the Junior Subordinated Debentures are subordinate and junior in right of payment to all Senior Debt of the Company.

Sufficiency of Payments

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the Trust Preferred Securities, primarily because (i) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the sum of the aggregate stated Liquidation Amount of the Trust Securities; (ii) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the Distribution rate and Distribution and other payment dates for the Trust Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of the Issuer except the Issuer's obligations to holders of the Trust Preferred Securities under the Trust Preferred Securities; and (iv) the Trust Agreement provides that the Issuer will not engage in any activity that is not consistent with the limited purposes of the Issuer.

     Notwithstanding anything to the contrary in the Indenture, the Company has the right to setoff any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the Guarantee.

Enforcement Rights of Holders of Trust Preferred Securities

     A holder of any Trust Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Issuer or any other person or entity.

     A default or event of default under any Senior Debt of the Company would not constitute an Event of Default or Debenture Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Indenture provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Junior Subordinated Debentures (absent a deferral of interest on the Junior Subordinated Debentures as permitted under the Indenture) would constitute a Debenture Event of Default.

Limited Purpose of Issuer

     The Issuer exists for the sole purpose of issuing the Trust Preferred Securities and Common Securities, investing the proceeds thereof in Junior Subordinated Debentures and engaging in those activities necessary or


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

incidental thereto. A principal difference between the rights of a holder of a Trust Preferred Security and a holder of a Junior Subordinated Debenture is that a holder of a Junior Subordinated Debenture is entitled to receive from the Company the principal amount of and interest accrued on Junior Subordinated Debentures held, while a holder of Trust Preferred Securities is entitled to receive Distributions from the Issuer (or from the Company under the Guarantee) if and to the extent the Issuer has funds available for the payment of such Distributions.

Rights Upon Dissolution

     Upon any voluntary or involuntary dissolution, winding-up or liquidation of the Issuer involving the liquidation of the Junior Subordinated Debentures, after satisfaction of liabilities to creditors of the Issuer as provided by applicable law, the holders of the Trust Preferred Securities will be entitled to receive, out of the assets held by the Issuer, the Liquidation Distribution in cash. See "Description of Trust Preferred Securities -- Dissolution and Liquidation; Distribution Upon Dissolution." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures would be an unsecured creditor of the Company subordinated in right of payment to all Senior Debt as set forth in the Indenture, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under the Guarantee, the positions of a holder of such Trust Preferred Securities and a holder of such Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.


                CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the principal United States federal income tax consequences of the purchase, ownership and disposition of Trust Preferred Securities. This summary only addresses the tax consequences to a person that acquires Trust Preferred Securities on their original issue at their original offering price and that is (i) an individual citizen or resident of the United States, (ii) a corporation or partnership organized in or under the laws of the United States or any state thereof or the District of Columbia or (iii) an estate or trust the income of which is subject to United States federal income tax regardless of source (a "United States Person"). This summary does not address all tax consequences that may be applicable to a United States Person that is a beneficial owner of Trust Preferred Securities, nor does it address the tax consequences to (i) persons that are not United States Persons, (ii) persons that may be subject to special treatment under United States federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations and dealers in securities or currencies, (iii) persons that will hold Trust Preferred Securities as part of a position in a "straddle" or as part of a "hedging," "conversion" or other integrated investment transaction for federal income tax purposes, (iv) persons whose functional currency is not the United States dollar or (v) persons that do not hold Trust Preferred Securities as capital assets.


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

     The statements of law or legal conclusion set forth in this summary constitute the opinion of the McNair Law Firm, P.A., special tax counsel to the Company and the Issuer. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a beneficial owner of Trust Preferred Securities. The authorities on which this summary is based are subject to various interpretations, and it is therefore possible that the federal income tax treatment of the purchase, ownership and disposition of Trust Preferred Securities may differ from the treatment described below.

     PROSPECTIVE INVESTORS ARE ADVISED TO CONSULT WITH THEIR OWN TAX ADVISORS IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES AS TO THE FEDERAL TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF TRUST PREFERRED SECURITIES, AS WELL AS THE EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS.

Classification of the Issuer

     Under current law and assuming compliance with the terms of the Trust Agreement, certain other documents and certain factual matters, the Issuer will not be taxable as a corporation for United States federal income tax purposes. As a result, each beneficial owner of Trust Preferred Securities (a "Securityholder") will be required to include in its gross income its pro rata share of the interest income, including original issue discount, paid or accrued with respect to the Junior Subordinated Debentures whether or not cash is actually distributed to the Securityholders. See "-- Interest Income and Original Issue Discount." No amount included in income with respect to the Trust Preferred Securities will be eligible for the dividends-received deduction.

Interest Income and Original Issue Discount

     Under Treasury regulations applicable to debt instruments issued on or after August 13, 1996 (the "Regulations"), a contingency that stated interest will not be timely paid that is "remote" because of the terms of the relevant debt instrument will be ignored in determining whether such debt instrument is issued with original issue discount ("OID"). As a result of terms and conditions of the Junior Subordinated Debentures that prohibit certain payments with respect to the Company's capital stock and indebtedness if the Company elects to extend interest payment periods, the Company believes that the likelihood of its exercising its option to defer payments is remote. Based on the foregoing, the Company believes that the Junior Subordinated Debentures will not be considered to be issued with OID at the time of their original issuance and, accordingly, a Securityholder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures, in accordance with such Securityholder's method of accounting. The following discussion assumes that unless and until the Company exercises its option to defer interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures will not be considered as issued with OID.


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

     Under the Regulations, if the Company exercises its option to defer any payment of interest, then the Junior Subordinated Debentures would at that time be treated as issued with OID, and all stated interest on the Junior Subordinated Debentures would thereafter be treated as OID as long as the Junior Subordinated Debentures remain outstanding. In such event, all of a Securityholder's taxable interest income with respect to the Junior Subordinated Debentures would be accounted for as OID on an economic-accrual basis regardless of such holder's method of tax accounting, and actual distributions of stated interest would not be reported as taxable income. Consequently, a Securityholder would be required to include in gross income OID even though the Company would not make any actual cash payments during an Extension Period.

     The Regulations have not been addressed in any rulings or other interpretations by the IRS, and it is possible that the IRS could take a position contrary to the interpretation herein.

     Because income on the Trust Preferred Securities will constitute interest or OID, corporate Securityholders will not be entitled to a dividends-received deduction with respect to any income recognized with respect to the Trust Preferred Securities.

Distribution of Junior Subordinated Debentures to Holders of Trust Preferred Securities

     Under current law, a distribution by the Issuer of the Junior Subordinated Debentures as described under the caption "Description of Trust Preferred Securities -- Dissolution and Liquidation; Distribution Upon Dissolution" will be non-taxable and will result in the Securityholder receiving directly its pro rata share of the Junior Subordinated Debentures previously held indirectly through the Issuer, with a holding period and aggregate-tax basis equal to the holding period and aggregate-tax basis such Securityholder had in its Trust Preferred Securities before such distribution. If, however, the liquidation of the Issuer were to occur because the Issuer is subject to United States federal income tax with respect to income accrued or received on the Junior Subordinated Debentures, then the distribution of Junior Subordinated Debentures to Securityholders by the Issuer would be a taxable event to the Issuer and each Securityholder, and each Securityholder would recognize gain or loss as if the Securityholder had exchanged its Trust Preferred Securities for the Junior Subordinated Debentures it received upon the liquidation of the Issuer. A Securityholder will include interest in income in respect of Junior Subordinated Debentures received from the Issuer in the manner described above under "-- Interest Income and Original Issue Discount."

Sale or Redemption of Trust Preferred Securities

     A Securityholder that sells (including a redemption for cash) Trust Preferred Securities will recognize gain or loss equal to the difference between its adjusted tax basis in the Trust Preferred Securities and the amount realized on the sale of such Trust Preferred Securities. Assuming that the Company does not exercise its option to defer payment of interest on the Junior Subordinated Debentures, a Securityholder's adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price. If the Junior Subordinated Debentures are deemed to be issued with OID, as a result of the Company's deferral of interest payments, a Securityholder's


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

adjusted tax basis in the Trust Preferred Securities generally will be its initial purchase price, increased by OID previously includable in such Securityholder's gross income to the date of disposition and decreased by Distributions or other payments received on the Trust Preferred Securities since and including the date of the first Extension Period. Such gain or loss generally will be a capital gain or loss, except to the extent any amount realized is treated as a payment of accrued interest with respect to such Securityholder's pro rata share of the Junior Subordinated Debentures required to be included in income. Generally gain or losses from the disposition of Trust Preferred Securities held for more than one year will be a long-term capital gain or loss and gain from the disposition of such securities held for more the 18 months may be subject to tax at the lower adjusted net capital gains rate.

     Should the Company exercise its option to defer any payment of interest on the Junior Subordinated Debentures, the Trust Preferred Securities may trade at a price that does not accurately reflect the value of accrued but unpaid interest with respect to the underlying Junior Subordinated Debentures. In the event of such a deferral, a Securityholder who disposes of its Trust Preferred Securities between record dates for payments of distributions thereon will be required to include in income as ordinary income accrued but unpaid interest on the Junior Subordinated Debentures to the date of disposition and to add such amount to its adjusted tax basis in its Trust Preferred Securities. To the extent the selling price is less than the Securityholder's adjusted tax basis, such holder will recognize a capital loss. Subject to certain limited exceptions, capital losses cannot be applied to offset ordinary income for United States federal income tax purposes.

Backup Withholding Tax and Information Reporting

     The amount of interest income paid and OID accrued on the Trust Preferred Securities held of record by United States Persons (other than corporations and other exempt Securityholders) will be reported to the IRS. "Backup" withholding at a rate of 31% will apply to payments of interest to nonexempt United States Persons unless the Securityholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions.

     Payment of the proceeds from the disposition of Trust Preferred Securities to or through the United States office of a broker is subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding.

     Any amounts withheld from a Securityholder under the backup withholding rules will be allowed as a refund or a credit against such Securityholder's United States federal income tax liability, provided the required information is furnished to the IRS.

     It is anticipated that income on the Trust Preferred Securities will be reported to holders on Form 1099 and mailed to holders of the Trust Preferred Securities by January 31 following each calendar year.

                                UNDERWRITING

     Under the terms and subject to the conditions contained in an Underwriting Agreement dated October 22, 1997 (the "Underwriting Agreement"), the underwriters named below (the "Underwriters") have severally but not jointly agreed to purchase from the Issuer, the following respective numbers of the Trust Preferred Securities.

   Underwriters                                         Number of Securities

Credit Suisse First Boston Corporation                        1,200,000
PaineWebber Incorporated                                        800,000
       Total                                                  2,000,000

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters are committed to purchase all of the Trust Preferred Securities offered hereby if any are taken.

     The Issuer has been informed by the Underwriters that the Underwriters propose to offer the Trust Preferred Securities to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession of $0.50 per Trust Preferred Security, and the Underwriters and such dealers may allow a discount of $0.25 per Trust Preferred Security on sales to certain other dealers. After the initial public offering, the offering price and concession and discount may be changed by the Underwriters.

     In view of the fact that the proceeds from the sale of the Trust Preferred Securities will be used to purchase the Junior Subordinated Debentures issued by the Company, the Underwriting Agreement provides that the Company will pay as Underwriters' compensation for the Underwriters arranging the investment therein of such proceeds an amount of $0.7875 per Trust Preferred Security for the account of the Underwriters; provided, however, that compensation for sales of the Trust Preferred Securities to certain institutions will be $0.50 per Trust Preferred Security.

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Trust Preferred Securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the Trust Preferred Securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Trust Preferred Securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.


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


     The Trust Preferred Securities are a new issue of securities with no established trading market. The Trust Preferred Securities have been approved for listing, subject to notice of issuance, on the NYSE, under the symbol SAC PrT. In order to meet one of the requirements for listing the Trust Preferred Securities on the NYSE, the Underwriters have undertaken to sell lots of 100 or more Trust Preferred Securities to a minimum of 400 beneficial holders. No assurance can be given as to the liquidity of the trading market for the Trust Preferred Securities.

     The Company and the Issuer have agreed to indemnify the Underwriters against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or contribute to payments which the Underwriters may be required to make in respect thereof.

     The Underwriters or their affiliates have provided from time to time, and expect to provide in the future, investment or commercial banking services to the Company and its affiliates, for which the Underwriters or their affiliates have received or will receive customary fees and commissions.


                     NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

     The distribution of the Trust Preferred Securities in Canada is being made only on a private placement basis exempt from the requirement that the Company prepare and file a prospectus with the securities' regulatory authorities in each province where trades of Trust Preferred Securities are effected. Accordingly, any resale of the Trust Preferred Securities in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Trust Preferred Securities.

Representations of Purchasers

    Each purchaser of Trust Preferred Securities in Canada who receives a purchase confirmation will be deemed to represent to the Company and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Trust Preferred Securities without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "-Resale Restrictions."

Rights of Action (Ontario Purchasers)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by section 32 of the Regulation under the Securities Act (Ontario). As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U. S. federal securities laws.

Enforcement of Legal Rights

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

     A purchaser of Trust Preferred Securities to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Trust Preferred Securities acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from the Company. Only one such report must be filed in respect of Trust Preferred Securities acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

     Canadian purchasers of Trust Preferred Securities should consult their own legal and tax advisors with respect to the tax consequence of an investment in the Trust Preferred Securities in their particular circumstances and with respect to the eligibility of the Trust Preferred Securities for investment by the purchaser under relevant Canadian legislation.

                               VALIDITY

     Certain legal matters in connection with this offering will be passed upon for the Company by the McNair Law Firm, P.A., Columbia, South Carolina and H. T. Arthur, Esquire, Columbia, South Carolina, who is General Counsel and a full-time employee of SCANA, and for the Underwriters by Reid & Priest LLP, New York, New York. Certain matters of Delaware law relating to the validity of the Trust Preferred Securities, the enforceability of the Trust Agreement and the creation of the Issuer will be passed upon by Richards, Layton & Finger, Wilmington, Delaware, special Delaware counsel to the Company and the Issuer. The McNair Law Firm, P.A., H. T. Arthur, Esquire and Reid & Priest LLP will rely as to certain matters of Delaware law upon the opinion of Richards, Layton & Finger, the McNair Law Firm, P.A. and H. T. Arthur, Esquire, will rely on the opinion of Reid & Priest LLP as to all matters of New York law, and Reid & Priest LLP will rely on the opinion of H.
T. Arthur, Esquire, as to all matters of South Carolina law. Certain matters relating to United States federal income tax considerations will be passed upon for the Company and the Issuer by the McNair Law Firm, P.A.


                                EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

No dealer, salesperson or other
person has been authorized to give
any information or to make any
representation not contained in                       $50,000,000
this prospectus and, if given or
made, such information or represen-                  SCE&G TRUST I
tation must not be relied upon as
having been authorized by the                            7.55%
Company, the Issuer or any under-       Trust Preferred Securities, Series A
writer.  This prospectus does not            (Liquidation Amount $25
constitute an offer to sell or a           per Trust Preferred Security)
solicitation of an offer to buy        fully and unconditionally guaranteed
any of the securities offered hereby           as described herein by
in any jurisdiction to any person
to whom it is unlawful to make such
offer in such jurisdiction.  Neither          SOUTH CAROLINA ELECTRIC &
the delivery of this prospectus nor                  GAS COMPANY
any sale made hereunder shall, under
any circumstances, create any impli-
cation that the information herein is
correct as of any time subsequent to
the date hereof or that there has been
no change in the affairs of the
Company or the Issuer since such date.
      ____________________

       TABLE OF CONTENTS
                                Page                    PROSPECTUS
          PROSPECTUS

Available Information...........  3
Incorporation of Certain
  Documents by Reference........  4
Prospectus Summary..............  5
Risk Factors....................  7
The Company.....................  9             Credit Suisse First Boston
The Issuer...................... 10
Selected Financial Data......... 11              PaineWebber Incorporated
Ratios of Earnings to Fixed
  Charges....................... 11
Use of Proceeds................. 12
Accounting Treatment............ 12
Description of Trust Preferred
  Securities.................... 12
Description of Junior
  Subordinated Debentures....... 23
Description of Guarantee........ 34
Relationship  Among the Trust
  Preferred Securities, the
  Junior Subordinated Debentures
  and the Guarantee............. 36
Certain Federal Income Tax
  Consequences.................. 37
Underwriting.................... 40
Notice to Canadian Residents.... 41
Validity........................ 42
Experts......................... 42


60